Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

American Homes 4 Rent, L.P. and Subsidiaries
As of December 31, 2016 and 2015, and for the
Years Ended December 31, 2016, 2015 and 2014
With Reports of Independent Registered Public Accounting Firms

AMERICAN HOMES 4 RENT, L.P. AND SUBSIDIARIES

 Report of Independent Registered Public Accounting Firm

The Partners of American Homes 4 Rent, L.P. and Subsidiaries

We have audited the accompanying consolidated balance sheet of American Homes 4 Rent, L.P. and Subsidiaries (the Operating Partnership) as of December 31, 2016, and the related consolidated statements of operations, comprehensive income (loss), capital and cash flows for the year ended December 31, 2016. Our audit also included the financial statement schedule listed in the index. These financial statements and schedule are the responsibility of the Operating Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Operating Partnership’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Operating Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Homes 4 Rent, L.P. and Subsidiaries at December 31, 2016, and the consolidated results of their operations and their cash flows for the year ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Ernst & Young LLP

Los Angeles, California

September 18, 2017,
except for Notes 17 and 18, as to which the date is
December 1, 2017

Report of Independent Registered Public Accounting Firm
Board of Trustees and Unitholders
American Homes 4 Rent, L.P.
Agoura Hills, CA
We have audited the accompanying consolidated balance sheet of American Homes 4 Rent, L.P. and its subsidiaries (the “Operating Partnership”) as of December 31, 2015 and the related consolidated statements of operations, comprehensive loss, statements of capital, and cash flows for each of the two years in the period ended December 31, 2015. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule listed in the accompanying index. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Operating Partnership’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Operating Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement and schedule presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Homes 4 Rent, L.P. and its subsidiaries at December 31, 2015 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.
Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ BDO USA, LLP

Los Angeles, CA
September 18, 2017

American Homes 4 Rent, L.P. and Subsidiaries
Consolidated Balance Sheets
(Amounts in thousands, except unit data)

	December 31, 2016	December 31, 2015
Assets
Single-family properties:
Land	$1,512,183	$1,229,017
Buildings and improvements	6,614,953	5,469,533
Single-family properties held for sale, net	87,430	7,432
	8,214,566	6,705,982
Less: accumulated depreciation	(666,710)	(416,044)
Single-family properties, net	7,547,856	6,289,938
Cash and cash equivalents	118,799	57,686
Restricted cash	131,442	111,282
Rent and other receivables, net	17,618	13,936
Escrow deposits, prepaid expenses and other assets	128,403	121,627
Amounts due from affiliates	30,857	21,573
Deferred costs and other intangibles, net	11,956	10,429
Goodwill	120,279	120,655
Total assets	$8,107,210	$6,747,126

Liabilities
Revolving credit facilities	$—	$—
Term loan facility, net	321,735	—
Asset-backed securitizations, net	2,442,863	2,473,643
Exchangeable senior notes, net	108,148	—
Secured note payable	49,828	50,752
Accounts payable and accrued expenses	177,206	154,751
Contingently convertible Series E units liability	—	69,957
Participating preferred units derivative liability	69,810	62,790
Total liabilities	3,169,590	2,811,893

Commitments and contingencies

Capital
Partners' capital:
General partner:
Common units (243,375,557 and 207,870,585 units issued and outstanding at December 31, 2016 and 2015, respectively)	3,357,992	2,907,410
Preferred units (37,010,000 and 17,060,000 units issued and outstanding at December 31, 2016 and 2015, respectively)	834,849	352,037
Limited partner:
Common units (55,555,960 and 14,440,670 units issued and outstanding at December 31, 2016 and 2015, respectively)	746,174	217,820
Series C and D convertible units (Zero and 35,460,974 units issued and outstanding at December 31, 2016 and 2015, respectively)	—	458,766
Accumulated other comprehensive income (loss)	95	(102)
Total partners' capital	4,939,110	3,935,931

Noncontrolling interest	(1,490)	(698)
Total capital	4,937,620	3,935,233

Total liabilities and capital	$8,107,210	$6,747,126

The accompanying notes are an integral part of these consolidated financial statements.

American Homes 4 Rent, L.P. and Subsidiaries
Consolidated Statements of Operations
(Amounts in thousands, except unit and per unit data)

	For the Years Ended December, 31
	2016	2015	2014
Revenues:
Rents from single-family properties	$757,603	$559,719	$376,385
Fees from single-family properties	10,234	7,646	5,968
Tenant charge-backs	95,254	56,546	14,931
Other	15,798	6,665	1,590
Total revenues	878,889	630,576	398,874

Expenses:
Property operating expenses	317,310	232,976	140,640
Property management expenses	70,724	60,343	45,144
General and administrative expense	33,068	26,867	23,563
Interest expense	130,847	89,413	19,881
Acquisition fees and costs expensed	11,443	19,577	22,386
Depreciation and amortization	298,677	242,848	165,516
Other	11,978	3,770	3,559
Total expenses	874,047	675,794	420,689

Gain on sale of single-family properties and other, net	14,569	—	—
Loss on early extinguishment of debt	(13,408)	—	—
Gain on conversion of Series E units	11,463	—	—
Remeasurement of Series E units	—	2,100	(5,119)
Remeasurement of participating preferred units	(7,020)	(4,830)	(6,158)

Net income (loss)	10,446	(47,948)	(33,092)

Noncontrolling interest	(562)	(157)	(263)
Preferred distributions	40,237	22,276	18,928
Income allocated to Series C and D limited partners	10,730	20,212	19,855

Net loss attributable to common unitholders	$(39,959)	$(90,279)	$(71,612)

Weighted-average common units outstanding–basic and diluted	277,912,532	225,040,781	210,171,851

Net loss attributable to common unitholders per unit–basic and diluted	$(0.14)	$(0.40)	$(0.34)

The accompanying notes are an integral part of these consolidated financial statements.

American Homes 4 Rent, L.P. and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss)
(Amounts in thousands)

	For the Years Ended December 31,
	2016	2015	2014
Net income (loss)	$10,446	$(47,948)	$(33,092)
Other comprehensive income (loss):
Unrealized gain (loss) on interest rate cap agreement:
Unrealized loss on interest rate cap agreement arising during the period	—	(14)	(229)
Reclassification adjustment for amortization of interest expense included in net income (loss)	130	141	—
Unrealized gain on investment in equity securities	67	—	—
Other comprehensive income (loss)	197	127	(229)
Comprehensive income (loss)	10,643	(47,821)	(33,321)
Comprehensive loss attributable to noncontrolling interests	(562)	(157)	(263)
Preferred distributions	40,237	22,276	18,928
Income allocated to Series C and D limited partners	10,730	20,212	19,855
Comprehensive loss attributable to common unitholders	$(39,762)	$(90,152)	$(71,841)

The accompanying notes are an integral part of these consolidated financial statements.

American Homes 4 Rent, L.P. and Subsidiaries
Consolidated Statements of Capital
(Amounts in thousands, except unit data)

	General Partner			Limited Partners
	Common capital		Preferred capital amount	Common capital		Series C and D convertible units capital amount	Accumulated other comprehensive income (loss)	Total partners' capital	Noncontrolling interest	Total capital
	Number of units	Amount		Number of units	Amount
Balances at December 31, 2013	185,504,294	$2,748,688	$186,256	13,787,292	$219,974	$457,251	$—	$3,612,169	$38,490	$3,650,659
2,770 Property Contribution	—	31	—	—	—	1,515	—	1,546	—	1,546
Share-based compensation	—	2,586	—	—	—	—	—	2,586	—	2,586
Issuances of Class A common units, net of offering costs of $4,887	25,969,612	453,671	—	653,378	11,179	—	—	464,850	—	464,850
Issuances of participating preferred units, net of offering costs of $10,567	—	—	165,781	—	—	—	—	165,781	—	165,781
Distribution to capital holders:
Preferred units	—	—	(18,928)	—	—	—	—	(18,928)	—	(18,928)
Series C convertible units	—	—	—	—	—	(18,600)	—	(18,600)	—	(18,600)
Noncontrolling interests	—	—	—	—	—	—	—	—	(2,491)	(2,491)
Common units	—	(39,698)	—	—	(2,790)	—	—	(42,488)	—	(42,488)
Net loss	—	(66,985)	18,928	—	(3,372)	18,600	—	(32,829)	(263)	(33,092)
Total other comprehensive loss	—	—	—	—	—	—	(229)	(229)	—	(229)
Balances at December 31, 2014	211,473,906	$3,098,293	$352,037	14,440,670	$224,991	$458,766	$(229)	$4,133,858	$35,736	$4,169,594
Share-based compensation	—	3,125	—	—	—	—	—	3,125	—	3,125
Common units issued under share-based compensation plans, net of units withheld for employee taxes	30,281	111	—	—	—	—	—	111	—	111
Repurchase of Class A common units	(3,633,602)	(57,383)	—	—	—	—	—	(57,383)	—	(57,383)
Purchase of outside interests in RJ joint ventures	—	(10,033)	—	—	—	—	—	(10,033)	(34,375)	(44,408)
Distribution to capital holders:
Preferred units	—	—	(22,276)	—	—	—	—	(22,276)	—	(22,276)
Series C convertible units	—	—	—	—	—	(18,792)	—	(18,792)	—	(18,792)
Noncontrolling interests	—	—	—	—	—	—	—	—	(1,902)	(1,902)
Common units	—	(42,126)	—	—	(2,889)	—	—	(45,015)	—	(45,015)
Net loss	—	(84,577)	22,276	—	(4,282)	18,792	—	(47,791)	(157)	(47,948)
Total other comprehensive income	—	—	—	—	—	—	127	127	—	127
Balances at December 31, 2015	207,870,585	$2,907,410	$352,037	14,440,670	$217,820	$458,766	$(102)	$3,935,931	$(698)	$3,935,233

American Homes 4 Rent, L.P. and Subsidiaries
Consolidated Statements of Capital (Continued)
(Amounts in thousands, except unit data)

	General Partner			Limited Partners
	Common capital		Preferred capital amount	Common capital		Series C and D convertible units capital amount	Accumulated other comprehensive income (loss)	Total partners' capital	Noncontrolling interest	Total capital
	Number of units	Amount		Number of units	Amount
Balances at December 31, 2015	207,870,585	$2,907,410	$352,037	14,440,670	$217,820	$458,766	$(102)	$3,935,931	$(698)	$3,935,233
Share-based compensation	—	3,636	—	—	—	—	—	3,636	—	3,636
Common units issued under share-based compensation plans, net of units withheld for employee taxes	213,878	3,034	—	—	—	—	—	3,034	—	3,034
Issuance of Class A common units	41,466,118	614,249	—	1,343,843	18,814	—	—	633,063	—	633,063
Issuance of perpetual preferred units, net of offering costs of $15,996	—	—	482,812	—	—	—	—	482,812	—	482,812
Redemptions of Class A units	40,632	504	—	(64,527)	(903)	—	—	(399)	—	(399)
Repurchases of Class A common units	(6,215,656)	(96,098)	—	—	—	—	—	(96,098)	—	(96,098)
Assumption of exchangeable senior notes	—	6,970	—	—	—	—	—	6,970	—	6,970
Conversion of Series C units to Class A units	—	—	—	31,085,974	396,606	(396,606)	—	—	—	—
Conversion of Series E units to Series D units	—	—	—	—	—	58,494	—	58,494	—	58,494
Conversion of Series D units to Class A units	—	—	—	8,750,000	130,528	(130,528)	—	—	—	—
Distribution to capital holders:
Preferred units	—	—	(40,237)	—	—	—	—	(40,237)	—	(40,237)
Series D convertible units	—	—	—	—	—	(856)	—	(856)	—	(856)
Noncontrolling interests	—	—	—	—	—	—	—	—	(230)	(230)
Common units	—	(48,171)	—	—	(10,274)	—	—	(58,445)	—	(58,445)
Net income (loss)	—	(33,542)	40,237	—	(6,417)	10,730	—	11,008	(562)	10,446
Total other comprehensive income	—	—	—	—	—	—	197	197	—	197
Balances at December 31, 2016	243,375,557	$3,357,992	$834,849	55,555,960	$746,174	$—	$95	$4,939,110	$(1,490)	$4,937,620

The accompanying notes are an integral part of these consolidated financial statements.

American Homes 4 Rent, L.P. and Subsidiaries
Consolidated Statements of Cash Flows
(Amounts in thousands)

	For the Years Ended December 31,
	2016	2015	2014
Operating activities
Net income (loss)	$10,446	$(47,948)	$(33,092)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	298,677	242,848	165,516
Noncash amortization of deferred financing costs	10,475	8,305	1,767
Noncash amortization of discount on exchangeable senior notes	2,820	—	—
Noncash amortization of discount on ARP 2014-SFR1 securitization	1,744	—	—
Noncash share-based compensation	3,636	3,125	2,586
Provision for bad debt	6,969	5,977	5,691
Loss on early extinguishment of debt	13,408	—	—
Gain on conversion of Series E units to Series D units	(11,463)	—	—
Remeasurement of Series E units	—	(2,100)	5,119
Remeasurement of participating preferred units	7,020	4,830	6,158
Equity in net (earnings) loss of unconsolidated ventures	(860)	591	138
Net gain on sale of single-family properties and other	(14,569)	—	—
Loss on impairment of single-family properties	4,970	—	—
Net gain on resolutions of mortgage loans	(8,126)	—	—
Other changes in operating assets and liabilities:
Rent and other receivables	(9,704)	(10,542)	(10,115)
Prepaid expenses and other assets	(5,996)	(8,212)	4,185
Deferred leasing costs	(8,005)	(9,577)	(6,247)
Accounts payable and accrued expenses	(13,291)	16,569	33,495
Amounts payable to affiliates	(9,284)	8,441	(25,363)
Net cash provided by operating activities	278,867	212,307	149,838

Investing activities
Cash paid for single-family properties	(252,841)	(608,952)	(1,349,912)
Change in escrow deposits for purchase of single-family properties	(312)	(1,115)	(52,671)
Beazer Rental Homes portfolio acquisition	—	—	(108,246)
Ellington portfolio acquisition	—	—	(74,356)
Cash acquired in noncash business combinations	25,020	—	2,202
Payoff of credit facility in connection with ARPI merger	(350,000)	—	—
Net proceeds received from sales of single-family properties and other	88,590	—	—
Net proceeds received from sales of non-performing loans	47,186	—	—
Purchase of commercial office buildings	(27,105)	—	—
Investment in unconsolidated joint ventures	—	(20,000)	(24,862)
Purchase of outside interests in RJ joint ventures	—	(44,408)	—
Investments in mortgage financing receivables	—	(12,373)	(57,346)
Collections from mortgage financing receivables	19,425	—	—
Distributions from unconsolidated joint ventures	8,347	—	—
Renovations to single-family properties	(39,912)	(147,583)	(185,449)
Other capital expenditures for single-family properties	(27,807)	(27,369)	(14,311)
Other purchases of productive assets	(12,989)	—	—
Net cash used for investing activities	(522,398)	(861,800)	(1,864,951)

Financing activities
Proceeds from issuance of Class A common units	102,830	—	308,435
Payments of Class A common unit offering costs	(227)	—	—
Proceeds from issuance of participating preferred units	—	—	189,433
Proceeds from issuance of perpetual preferred units	498,750	—	—
Payments of perpetual preferred units issuance costs	(15,938)	—	—
Proceeds from exercise of stock options	3,171	251	431
Repurchase of Class A common units	(96,098)	(57,383)	—
Redemptions of Class A units	(399)	—	—

American Homes 4 Rent, L.P. and Subsidiaries
Consolidated Statements of Cash Flows (Continued)
(Amounts in thousands)

	For the Years Ended December 31,
	2016	2015	2014
Financing activities (continued)
Proceeds from asset-backed securitizations	—	1,030,559	1,522,705
Payments on asset-backed securitizations	(381,117)	(19,739)	(3,315)
Proceeds from revolving credit facilities	951,000	827,000	1,828,000
Payments on revolving credit facilities	(951,000)	(1,034,000)	(1,996,000)
Proceeds from term loan facility	325,000	—	—
Payments on secured note payable	(924)	(892)	—
Distributions to noncontrolling interests	(230)	(1,902)	(2,491)
Distributions to common unitholders	(58,445)	(45,015)	(42,488)
Distributions to preferred unitholders	(40,237)	(22,276)	(18,928)
Distributions to Series C and D convertible unitholders	(856)	(18,792)	(18,600)
Deferred financing costs paid	(10,476)	(25,335)	(41,503)
Net cash provided by financing activities	324,804	632,476	1,725,679

Net increase (decrease) in cash, cash equivalents and restricted cash	81,273	(17,017)	10,566
Cash, cash equivalents and restricted cash, beginning of period	168,968	185,985	175,419
Cash, cash equivalents and restricted cash, end of period (see Note 2)	$250,241	$168,968	$185,985

Supplemental cash flow information
Cash payments for interest, net of amounts capitalized	$(115,814)	$(77,445)	$(14,303)

Supplemental schedule of noncash investing and financing activities
Accounts payable and accrued expenses related to property acquisitions and renovations	$(2,876)	$821	$7,173
Amounts payable to affiliates related to property acquisitions	$—	$—	$5,720
Conversion of nonperforming loans to properties	$3,554	$20,317	$5,561
Accrued distribution to Series C convertible units	$—	$4,698	$4,698

Contribution of properties (see Note 10)
Issuance of Class A units	$—	$—	$11,179

Acquisitions for capital (See Note 11)
Single-family properties	$—	$—	$144,834
Cash and cash equivalents	$—	$—	$2,202
Other net assets and liabilities	$—	$—	$(4,886)
Deferred costs and other intangibles, net	$—	$—	$2,655
Class A common units issued	$—	$—	$(144,805)

Merger with ARPI (see Note 11)
Single-family properties	$1,277,253	$—	$—
Restricted cash	$9,521	$—	$—
Rent and other receivables, net	$843	$—	$—
Escrow deposits, prepaid expenses and other assets	$35,134	$—	$—
Deferred costs and other intangibles, net	$22,696	$—	$—
Asset-backed securitization	$(329,703)	$—	$—
Exchangeable senior notes, net	$(112,298)	$—	$—
Accounts payable and accrued expenses	$(38,485)	$—	$—
Class A common units issued	$(530,460)	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

American Homes 4 Rent, L.P. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1. Organization and Operations

American Homes 4 Rent, L.P., a Delaware limited partnership, and its consolidated subsidiaries (the "Operating Partnership," the "OP," "we," "our" and "us") was formed for the purpose of acquiring, renovating, leasing and operating single-family homes as rental properties. As of December 31, 2016, the Operating Partnership held 48,422 single-family properties in 22 states, including 1,119 properties held for sale, compared to 38,780 single-family properties in 22 states, including 45 properties held for sale, as of December 31, 2015. The sole general partner of the Operating Partnership is American Homes 4 Rent ("AH4R," or the "General Partner"), a Maryland real estate investment trust ("REIT") formed on October 19, 2012. The Operating Partnership is the entity through which AH4R conducts substantially all of its business and owns, directly or through subsidiaries, substantially all of its assets. References to “the Company” mean collectively AH4R, the Operating Partnership and those entities/subsidiaries owned or controlled by AH4R and/or the Operating Partnership.

As of December 31, 2016, the General Partner owned an approximate 81.4% common partnership interest in the Operating Partnership and the remaining 18.6% common partnership interest was owned by limited partners. As the sole general partner of the Operating Partnership, AH4R has exclusive control of the Operating Partnership’s day-to-day management. The Company’s management operates AH4R and the Operating Partnership as one business, and the management of AH4R consists of the same members as the management of the Operating Partnership. AH4R’s primary function is acting as the general partner of the Operating Partnership. The only material asset of AH4R is its partnership interest in the Operating Partnership. As a result, AH4R generally does not conduct business itself, other than acting as the sole general partner of the Operating Partnership, issuing equity from time to time and guaranteeing certain debt of the Operating Partnership. AH4R itself is not directly obligated under any indebtedness, but guarantees some of the debt of the Operating Partnership. The Operating Partnership owns substantially all of the assets of the Company, including the Company’s ownership interests in its joint ventures, either directly or through its subsidiaries, conducts the operations of the Company’s business and is structured as a limited partnership with no publicly traded equity. One difference between AH4R and the Operating Partnership is $25.7 million of asset-backed securitization certificates issued by the Operating Partnership and purchased by AH4R. The asset-backed securitization certificates are recorded as an asset-backed securitization certificates receivable by AH4R and an amount due from affiliates by the Operating Partnership (see Note 6). AH4R contributes all net proceeds from its various equity offerings to the Operating Partnership. In return for those contributions, AH4R receives Operating Partnership units (“OP units”) equal to the number of shares it has issued in the equity offering. Based on the terms of the Operating Partnership agreement, OP units can be exchanged for shares on a one-for-one basis. Except for net proceeds from equity issuances by AH4R, the Operating Partnership generates the capital required by the Company’s business through the Operating Partnership’s operations, by the Operating Partnership’s incurrence of indebtedness or through the issuance of units of partnership interest.

From the Operating Partnership's formation through June 10, 2013, it was externally managed and advised by American Homes 4 Rent Advisor, LLC (the "Advisor") and the leasing, managing and advertising of our properties were overseen and directed by American Homes 4 Rent Management Holdings, LLC (the "Property Manager"), both of which were subsidiaries of American Homes 4 Rent LLC ("AH LLC"). On June 10, 2013, the Operating Partnership acquired the Advisor and the Property Manager from AH LLC in exchange for 4,375,000 Series D convertible units and 4,375,000 Series E convertible units from the Operating Partnership, therefore internalizing the Operating Partnership's management including all administrative, financial, property management, marketing and leasing personnel, including executive management. The Operating Partnership consolidates the Advisor and the Property Manager and the results of these operations are reflected in the consolidated financial statements. Effective August 31, 2016, AH LLC was liquidated and its ownership interests in the Operating Partnership were distributed to its members.

Note 2. Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Operating Partnership and its consolidated subsidiaries. Intercompany accounts and transactions have been eliminated. The Operating Partnership consolidates real estate partnerships and other entities that are not variable interest entities ("VIEs") when it owns, directly or indirectly, a majority interest in the entity or is otherwise able to control the entity. The Operating Partnership consolidates VIEs in accordance with Accounting Standards Codification ("ASC") 810, Consolidation, if it is the primary beneficiary of the VIE as determined by its power to direct the VIE's activities and the obligation to absorb its losses or the right to receive its benefits, which are potentially significant to the VIE. Entities for which the Operating Partnership owns an interest, but does not consolidate, are accounted for under the equity method of accounting as an investment in unconsolidated subsidiary and are included in escrow deposits, prepaid expenses and other assets within the consolidated balance sheets. Ownership interests in certain consolidated subsidiaries of the Operating Partnership held by outside parties are included in noncontrolling interest in the consolidated financial statements. The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and in conjunction with the rules and regulations of the Securities and Exchange Commission ("SEC"). Any references in this report to the number of properties is outside the scope of our independent registered public accounting firm’s audit of our financial statements, in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB"). In the opinion of management, all adjustments of a normal and recurring nature necessary for a fair presentation of the consolidated financial statements have been made.

Effective January 1, 2016, in accordance with Accounting Standards Update (“ASU”) No. 2015-03, Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, deferred financing costs, net of amortization, related to our asset-backed securitizations have been classified in asset-backed securitizations, net within the consolidated balance sheets. Prior to January 1, 2016, these costs were included in deferred costs and other intangibles, net within the consolidated balance sheets. All prior period amounts have been reclassified to conform to the current presentation.

Effective December 31, 2016, in accordance with our adoption of ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, the Operating Partnership includes restricted cash together with cash and cash equivalents when reconciling the beginning and ending balances shown in the statements of cash flows, which has the effect of excluding the presentation of transfers between restricted and unrestricted cash amounts in the statements of cash flows. Prior to the adoption, the beginning and ending balances presented in the statements of cash flows included only cash and cash equivalents, and transfers between restricted and unrestricted cash amounts were presented within operating and investing activities based on the nature of the amounts.
Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

We believe that the Operating Partnership is properly treated as a partnership for federal income tax purposes. As a partnership, the Operating Partnership is not subject to federal income tax on our income. Instead, each of our partners, including AH4R, is allocated, and may be required to pay tax with respect to, its share of the Operating Partnership’s income. As such, no provision for federal income taxes has been included for the Operating Partnership.

The Company has elected to be taxed as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the "Code"), which commenced with its taxable year ended December 31, 2012. The Company believes that it has operated, and continues to operate, in such a manner as to satisfy the requirements for qualification as a REIT. Accordingly, the Company will not be subject to federal income tax, provided that it qualifies as a REIT and its distributions to its shareholders equal or exceed its REIT taxable income.

However, qualification and taxation as a REIT depends upon the Company's ability to meet the various qualification tests imposed under the Code, including tests related to the percentage of income that the Company earns from specified sources and the percentage of its earnings that it distributes to its shareholders. Accordingly, no assurance can be given that the Company will continue to be organized or be able to operate in a manner so as to remain qualified as a REIT. If the Company fails to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, the Company's income would be subject to U.S. federal income tax and state income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates, and the Company would likely be precluded from qualifying for treatment as a REIT until the fifth calendar year following the year in which it failed to qualify. Even if the Company qualifies as a REIT, it may be subject to certain state or local income and capital taxes and U.S. federal income and excise taxes on its undistributed taxable income, if any. The Company's taxable REIT subsidiaries ("TRSs") will be subject to federal, state and local taxes on their income at regular corporate rates.

ASC 740-10, Income Taxes, requires recognition of deferred tax assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company recognizes tax benefits of uncertain tax positions only if it is more likely than not that the tax position will be sustained, based solely on its technical merits, with the taxing authority having full authority of all relevant information. The measurement of a tax benefit for an uncertain tax position that meets the "more likely than not" threshold is based on a cumulative probability model under which the largest amount of tax benefit recognized is the amount with a greater than 50% likelihood of being realized upon ultimate settlement with the taxing authority having full knowledge of all the relevant information. As of December 31, 2016, there were no deferred tax assets and liabilities or unrecognized tax benefits recorded by the Company. The Company does not anticipate a significant change in unrecognized tax benefits within the next 12 months.

Investments in Real Estate

Transactions in which single-family properties purchased are not subject to an existing lease are treated as asset acquisitions and, as such, are recorded at their purchase price, including acquisition costs, which is allocated to land and building based upon their relative fair values at the date of acquisition. Single-family properties that are acquired either subject to an existing lease or as part of a portfolio level transaction are treated as a business combination under ASC 805, Business Combinations, and, as such, are recorded at fair value, allocated to land, building and the existing lease, if applicable, based upon their fair values at the date of acquisition, with acquisition fees and other costs expensed as incurred. Fair value is determined in accordance with ASC 820, Fair Value Measurements and Disclosures, and is primarily based on unobservable data inputs. In making estimates of fair values for purposes of allocating the purchase price of individually acquired properties subject to an existing lease, the Operating Partnership utilizes its own market knowledge and published market data. In this regard, the Operating Partnership also utilizes information obtained from county tax assessment records to assist in the determination of the fair value of the land and building. The Operating Partnership generally engages a third-party valuation specialist to assist management in the determination of fair value for purposes of allocating the purchase price of properties acquired as part of portfolio level transactions.

The value of acquired lease-related intangibles is estimated based upon the costs we would have incurred to lease the property under similar terms. Such costs are capitalized and amortized over the remaining life of the lease. Acquired leases are generally short-term in nature (less than one year).

The nature of our business requires that in certain circumstances we acquire single-family properties subject to existing liens. Liens that we expect to be extinguished in cash are estimated and accrued for on the date of acquisition and recorded as a cost of the property.

We incur costs to prepare our acquired properties for rental. These costs, along with related holding costs, are capitalized to the cost of the property during the period the property is undergoing activities to prepare it for its intended use. We capitalize interest costs as a cost of the property only during the period for which activities necessary to prepare an asset for its intended use are ongoing, provided that expenditures for the asset have been made and interest costs have been incurred. Upon completion of the renovation of our properties, all costs of operations, including repairs and maintenance, are expensed as incurred.

Single-family Properties Held for Sale and Discontinued Operations

Single-family properties are classified as held for sale when they meet the applicable GAAP criteria, including, but not limited to, the availability of the home for immediate sale in its present condition, the existence of an active program to locate a buyer and the probable sale of the home within one year. Single-family properties classified as held for sale are reported at the lower of their carrying value or estimated fair value less costs to sell, and are presented separately in single-family properties held for sale, net within the consolidated balance sheets. As of December 31, 2016 and 2015, the Operating Partnership had 1,119 and 45 single-family properties, respectively, classified as held for sale, and recorded $5.0 million of impairment on single-family properties held for sale for the year ended December 31, 2016, which was included in other expenses within the consolidated statements of operations.

The results of operations of properties that have either been sold or classified as held for sale, if due to a strategic shift that has (or will have) a major effect on our operations or financial results, are reported in the consolidated statements of operations as discontinued operations for both current and prior periods presented through the date of the applicable disposition in accordance with ASU No. 2014-08 ("ASU 2014-08"), "Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity," which the Company adopted January 1, 2015, on a prospective basis. Prior to the adoption of ASU 2014-08, gains on dispositions of single-family properties that had been in operation were included in income from discontinued operations, whereas gains on dispositions of single-family properties with no historical or immaterial operating results were included in other revenues within the consolidated statements of operations.

Impairment of Long-lived Assets

We evaluate our long-lived assets for impairment periodically or whenever events or circumstances indicate that their carrying amount may not be recoverable. Significant indicators of impairment may include, but are not limited to, declines in home values, rental rates and occupancy percentages, as well as significant changes in the economy. If an impairment indicator exists, we compare the expected future undiscounted cash flows against the net carrying amount. If the sum of the estimated undiscounted cash flows is less than the net carrying amount, we record an impairment loss for the difference between the estimated fair value of the individual property and the carrying amount of the property at that date. No material impairments were recorded during the years ended December 31, 2016, 2015 and 2014.

Leasing Costs

Direct and incremental costs incurred to lease properties are capitalized and amortized over the term of the leases, which generally have a term of one year.

Depreciation and Amortization

Depreciation is computed on a straight-line basis over the estimated useful lives of buildings, improvements and other assets. Buildings are depreciated over 30 years and improvements and other assets are depreciated over their estimated economic useful lives, generally 3 to 30 years. We consider the value of in-place leases in the allocation of the purchase price, and amortize such amounts on a straight-line basis over the remaining terms of the leases. The unamortized portion of the value of in-place leases is included in deferred costs and other intangibles, net within the consolidated balance sheets.

Intangible Assets

Intangible assets are amortized on a straight-line basis over the asset's estimated economic life and are tested for impairment based on undiscounted cash flows and, if impaired, are written down to fair value based on discounted cash flows. The identified intangible assets are amortized over amortizable lives of 4.7 years for trademark and 7.0 years for database.

We review finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the estimated future cash flows expected to result from the use and eventual disposition of an asset is less than its net book value, an impairment loss is recognized. Measurement of an impairment loss is based on the fair value of an asset. No impairment was recorded during the years ended December 31, 2016, 2015 and 2014.

Goodwill

Goodwill represents the fair value in excess of the tangible and separately identifiable intangible assets that were acquired in connection with the internalization of the Company's management function, including all administrative, financial, property management, marketing and leasing personnel, including executive management, in 2013. Goodwill has an indefinite life and is therefore not amortized. We analyze goodwill for impairment on an annual basis pursuant to ASC 350, Intangibles—Goodwill and Other, which permits us to assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount as a basis to determine whether the two-step impairment test is necessary. This qualitative assessment requires judgment to be applied in evaluating the effects of multiple factors, including actual and projected financial performance of the reporting unit, industry and market conditions, macroeconomic conditions, and other relevant entity specific events. We also have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. The first step in the impairment test compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds fair value, the second step is required to determine the amount of the impairment loss by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. Impairment charges, if any, are recognized in operating results. No goodwill impairment was recorded during the years ended December 31, 2016, 2015 and 2014. Additionally, the Operating Partnership allocated a portion of goodwill to the carrying values of our leased properties sold, calculated as the sales price of the leased property over the fair value of the Operating Partnership's total portfolio of single-family properties, which resulted in a reduction to the gain on sale of the property. The amount of goodwill allocated to leased properties sold during the year ended December 31, 2016, was $0.4 million, which reduced goodwill to $120.3 million as of December 31, 2016, compared to $120.7 million as of December 31, 2015.

Deferred Financing Costs

Financing costs related to the origination of the Operating Partnership's revolving credit facility are deferred and amortized as interest expense on an effective interest method over the contractual term of the applicable financing. They are presented net of accumulated amortization and have been included in deferred costs and other intangibles, net within the consolidated balance sheets. Financing costs related to the origination of the Operating Partnership's term loan credit facility and asset-backed securitizations are also deferred and amortized as interest expense on an effective interest method over the contractual term of the applicable financing. They are presented net of accumulated amortization and are netted against the related debt instrument under liabilities within the consolidated balance sheets.

Cash, Cash Equivalents and Restricted Cash
We consider all demand deposits, cashier's checks, money market accounts and certificates of deposit with a maturity of three months or less to be cash equivalents. We maintain our cash and cash equivalents and escrow deposits at financial institutions. The combined account balances typically exceed the Federal Deposit Insurance Corporation ("FDIC") insurance coverage, and, as a result, there is a concentration of credit risk related to amounts on deposit. We believe that the risk is not significant.

Restricted cash primarily consists of funds held related to resident security deposits and cash reserves in accordance with certain loan agreements. Funds held related to resident security deposits are restricted during the term of the related lease agreement, which is generally one year. Cash reserved in connection with lender requirements is restricted during the term of the related debt instrument.

The following table provides a reconciliation of cash, cash equivalents and restricted cash per the Operating Partnership's consolidated statements of cash flows to the corresponding financial statement line items in the consolidated balance sheets as of December 31, 2016, 2015 and 2014:

	December 31,
	2016	2015	2014
Balance Sheet:
Cash and cash equivalents	$118,799	$57,686	$108,787
Restricted cash	131,442	111,282	77,198
Statement of Cash Flows:
Cash, cash equivalents and restricted cash	$250,241	$168,968	$185,985

Escrow Deposits

Escrow deposits include refundable and non-refundable cash earnest money deposits for the purchase of properties. In addition, escrow deposits include amounts paid for single-family properties in certain states which require a judicial order when the risk and rewards of ownership of the property are transferred and the purchase is finalized.

Nonperforming Loans

Nonperforming loans are carried at cost and placed on nonaccrual status as it is probable that the principal or interest is not fully collectible. For nonperforming loans that are converted into a home through foreclosure or other form of resolution, we adjust the property value to market value and it is moved into single-family properties in the consolidated balance sheets. As of December 31, 2016, the Operating Partnership had a total investment of $0.2 million in three nonperforming loans, compared to $34.6 million in 265 nonperforming loans as of December 31, 2015. These investments were included in escrow deposits, prepaid expenses and other assets within the consolidated balance sheets.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses that may result from the inability of tenants to make required rent or other payments. This allowance is estimated based on, among other considerations, payment histories, overall delinquencies and available security deposits. The Operating Partnership's allowance for doubtful accounts was $5.7 million and $3.0 million as of December 31, 2016 and 2015, respectively, and included in rent and other receivables, net within the consolidated balance sheets.

Revenue and Expense Recognition

We lease single-family properties that we own directly to tenants who occupy the properties under operating leases, generally, with a term of one year. Rental revenue, net of any concessions, is recognized on a straight-line basis over the term of the lease, which is not materially different than if it were recorded when due from tenants and recognized monthly as it is earned.

We accrue for property taxes and homeowner association ("HOA") assessments based on amounts billed, and, in some circumstances, estimates and historical trends when bills or assessments are not available. The actual assessment may differ from the estimates, resulting in a change in estimate in a subsequent period.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consists primarily of trade payables, resident security deposits, construction liabilities, HOA fees and property tax accruals as of the end of the respective period presented. It also consists of contingent loss accruals, if any. Such losses are accrued when they are both probable and estimable. When it is reasonably possible that a significant contingent loss has occurred, we disclose the nature of the potential loss and, if estimable, a range of exposure.

Share-based Compensation

The Company's 2012 Equity Incentive Plan (the "Plan") is accounted for under the provisions of ASC 718, Compensation—Stock Compensation. Noncash share-based compensation expense related to options to purchase the Company's Class A common shares and restricted stock units issued to members of the Company's board of trustees and employees is based on the fair value of the options and restricted stock units on the grant date and amortized over the service period. When the Company issues Class A common shares under the Plan, the Operating Partnership issues an equivalent number of Class A units to AH4R.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in an orderly transaction between two willing parties. Fair value is a market-based measurement, and should be determined based on the assumptions that market participants would use in pricing an asset or liability. The GAAP valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

•	Level 1—Inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets;

•
Level 2—Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument; and

•	Level 3—Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The carrying amount of rent and other receivables, restricted cash, escrow deposits, prepaid expenses and other assets, and accounts payable and accrued expenses approximate fair value because of the short maturity of these amounts. Beginning in 2016, the Operating Partnership's interest rate cap agreement and preferred units derivative liability were the only financial instruments recorded at fair value on a recurring basis within our consolidated financial statements (see Note 15).

Derivatives

We currently use, and in the future may use, interest rate cap agreements for interest rate risk management purposes and in conjunction with certain LIBOR-based variable rate debt to satisfy lender requirements. We assess these derivatives at inception and on an ongoing basis for the effectiveness of qualifying cash flow hedges. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings as interest expense. The ineffective portion of the change in fair value of our interest rate cap agreements is required to be recognized directly in earnings.

Segment Reporting

Under the provision of ASC 280, Segment Reporting, the Operating Partnership has determined that it has one reportable segment with activities related to acquiring, renovating, leasing and operating single-family homes as rental properties. The Operating Partnership's properties are geographically dispersed and management evaluates operating performance at the market level. The Operating Partnership did not have any geographic market concentrations representing 10% or more of total net book value of single-family properties as of December 31, 2016.

Recent Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, to simplify the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which had involved determining the fair value of individual assets and liabilities of a reporting unit to measure goodwill. Instead, goodwill impairment will be determined as the excess of a reporting unit’s carrying value over its fair value, not to exceed the carrying amount of goodwill. The guidance will be effective for the Operating Partnership for annual reporting periods beginning after December 15, 2019, and for interim periods within those annual periods. Early adoption is permitted for any goodwill impairment tests performed after January 1, 2017. The Operating Partnership is currently assessing the impact of the guidance on our financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which changed the definition of a business and will now require management to determine whether substantially all of the fair value of gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. When this is the case, the transferred assets and activities is not a business. This determination is important as the accounting treatment for business combinations and asset acquisitions differs since transactions costs are expensed in a business combination and capitalized in an asset acquisition. The guidance will be effective for public companies for annual reporting periods beginning after December 15, 2017, and for interim periods within those annual periods, with early adoption permitted. The guidance will be applied prospectively to any transactions occurring within the period of adoption. The Operating Partnership adopted this guidance as of January 1, 2017, on a prospective basis, which results in our leased properties no longer meeting the definition of a business. Therefore, dispositions of leased properties will no longer result in a reduction to goodwill. The adoption of this guidance did not have a material impact on our financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which is intended to reduce the existing diversity in practice by addressing eight specific cash flow issues related to how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The guidance will be effective for the Operating Partnership for annual reporting periods beginning after December 15, 2017, and for interim periods within those annual periods with early adoption permitted. If early adopted, an entity must adopt all of the amendments in the same period. The Operating Partnership is currently assessing the impact of the adoption of this guidance and does not anticipate that the adoption of this guidance will have a material impact on our financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326), to amend the accounting for credit losses for certain financial instruments by requiring companies to recognize an estimate of expected credit losses as an allowance in order to recognize such losses more timely than under previous guidance that had allowed companies to wait until it was probable such losses had been incurred. The guidance will be effective for the Operating Partnership for annual reporting periods beginning after December 15, 2019, and for interim periods within those annual periods. Early adoption is permitted for annual reporting periods beginning after December 15, 2018, and interim periods within those annual periods. The Operating Partnership is currently assessing the impact of the guidance on our financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The guidance became effective for the Operating Partnership for annual reporting periods beginning after December 15, 2016, and for interim periods within those annual periods. The Operating Partnership adopted this guidance effective January 1, 2017, which resulted in our election to recognize forfeitures of share-based compensation as they occur. The adoption of this guidance did not have a material impact on our financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which will require lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than one year. Lessor accounting will remain similar to lessor accounting under previous GAAP, while aligning with the FASB's new revenue recognition guidance for non-lease components. The new guidance will also require lessees and lessors to capitalize, as initial direct costs, only those costs that are incurred due to the execution of a lease. Any other costs incurred, including allocated indirect costs, will no longer be capitalized and instead will be expensed as incurred. The guidance will be effective for the Operating Partnership for annual reporting periods beginning after December 15, 2018, and for interim periods within those annual periods, with early adoption permitted, and requires the use of the modified retrospective transition method. The Operating Partnership is currently assessing the impact of the adoption of this guidance on our financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which amends certain aspects of recognition, measurement, presentation and disclosure of financial instruments, including the requirement to measure certain equity investments at fair value with changes in fair value recognized in net income. The guidance will be effective for the Operating Partnership for annual reporting periods beginning after December 15, 2017, and for interim periods within those annual periods. The Operating Partnership is currently assessing the impact of the guidance on our financial statements.

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. Among other changes, it modifies the criteria used in the variable interest model and eliminates the presumption that a general partner should consolidate a limited partnership in the voting model. The guidance became effective for the Operating Partnership for annual reporting periods beginning after December 15, 2015, and for interim periods within those annual periods, with early adoption permitted. The Operating Partnership adopted this guidance January 1, 2016, with no material impact on our financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40), which requires management to evaluate the entity’s ability to continue as a going concern and to provide related footnote disclosures, if necessary. Each annual and interim period, management will be required to evaluate relevant conditions, events and certain management plans to assess whether there is substantial doubt about the entity’s ability to continue as a going concern. To determine if the disclosures are necessary, management will need to assess whether its plans will alleviate substantial doubt of the entity’s going concern. The guidance is effective for annual reporting periods ending after December 15, 2016, and for annual periods and interim periods thereafter, with early adoption permitted. The Operating Partnership adopted this guidance as of December 31, 2016, with no material impact on our financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which provides guidance on revenue recognition and supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, most industry-specific guidance and some cost guidance included in Subtopic 605-35, “Revenue Recognition-Construction-Type and Production-Type Contracts.” The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under current guidance. These judgments include identifying “distinct” performance obligations in multi-element contracts, estimating the amount of variable consideration to include in the transaction price at contract inception, allocating the transaction price to each separate performance obligation, and determining at contract inception whether the performance obligation is satisfied over time or at a point in time. Since lease contracts under ASC 840, Leases, are specifically excluded from ASU No. 2014-09’s scope, most of the Operating Partnership's rental contract revenue will continue to follow current leasing guidance. We have reviewed our other sources of revenue and identified that the non-lease components (tenant chargebacks and recovery revenue) in our single-family home and office leases will continue being accounted for under ASC 840 until the adoption of ASU 2016-02 beginning January 1, 2019.

As part of ASU No. 2014-09, the FASB issued consequential amendments to other sections, eliminating ASC 360-20, Real Estate Sales and adding ASU No. 2017-05 Other Income-Gains and Losses from the Derecognition of Nonfinancial Assets, Subtopic 610-20, Other Income. Real estate sales to noncustomers will follow new guidance from ASC 610-20, while sales to customers will follow the general revenue guidance in ASC 606. While the Operating Partnership's property sales are not part of our ordinary customer activity and will fall under ASC 610-20, there is little economic difference in the accounting for real estate sales to customer versus noncustomer, with exception to presentation of comprehensive income (revenue and expense when sale to customer or gain and loss when sale to noncustomer).

In our initial assessment, the Operating Partnership's current accounting policies for tenant chargebacks, recovery revenue, and real estate property sales are aligned with the new revenue recognition principles prescribed by the new guidance. Although we do not expect the new standards to ultimately change the amount or timing of our revenue recognition, the Operating Partnership will continue to assess the potential effects of ASU No. 2014-09 and ASU No. 2017-05, noting that the underlying principles and processes used to record that revenue are changing under ASC 606 and ASC 610-20. The guidance will be effective for the Operating Partnership in fiscal years (interim and annual reporting periods) that begin after December 15, 2017, with the option to early adopt. At that time, the Operating Partnership may adopt the full retrospective approach or the modified retrospective approach. The Operating Partnership does not anticipate that adoption of this guidance will have a material impact on our financial statements.

Note 3. Single-Family Properties

Single-family properties, net, consisted of the following as of December 31, 2016 and 2015 (dollars in thousands):

	December 31, 2016
	Number of properties	Net book value
Leased single-family properties	44,798	$7,040,000
Single-family properties being renovated	312	57,200
Single-family properties being prepared for re-lease	91	14,453
Vacant single-family properties available for lease	2,102	348,773
Single-family properties held for sale	1,119	87,430
Total	48,422	$7,547,856

	December 31, 2015
	Number of properties	Net book value
Leased single-family properties	36,403	$5,895,482
Single-family properties being renovated	476	75,055
Single-family properties being prepared for re-lease	178	28,525
Vacant single-family properties available for lease	1,678	283,444
Single-family properties held for sale	45	7,432
Total	38,780	$6,289,938

Single-family properties, net increased $1.2 billion to $7.5 billion as of December 31, 2016, compared to $6.3 billion as of December 31, 2015, primarily related to the acquisition of 8,936 properties in connection with the Company's merger (the "ARPI Merger") with American Residential Properties, Inc. ("ARPI") (see Note 11). Single-family properties, net as of December 31, 2016, and December 31, 2015, included $14.3 million and $8.5 million, respectively, related to properties for which the recorded grant deed had not been received. For these properties, the trustee or seller has warranted that all legal rights of ownership have been transferred to us on the date of the sale, but there was a delay for the deeds to be recorded.

Depreciation expense related to single-family properties was $262.1 million, $223.9 million and $150.5 million for the years ended December 31, 2016, 2015 and 2014, respectively.

During the year ended December 31, 2016, the Operating Partnership sold 712 homes, which generated total net proceeds of $88.6 million and resulted in a net gain on sale of $13.9 million. In accordance with ASC 350, the Operating Partnership allocated a portion of goodwill to the carrying values of its leased properties sold, which resulted in a reduction to the gain on sale. The amount of goodwill allocated to leased properties sold during the year ended December 31, 2016, was $0.4 million, which reduced goodwill to $120.3 million as of December 31, 2016, compared to $120.7 million as of December 31, 2015.

Note 4. Rent and Other Receivables, Net

Included in rent and other receivables, net is an allowance for doubtful accounts of $5.7 million and $3.0 million, as of December 31, 2016 and 2015, respectively. Also included in rent and other receivables, net, are non-tenant receivables, which totaled $0.6 million and $1.0 million as of December 31, 2016 and 2015, respectively.

We generally rent our single-family properties under non-cancelable lease agreements with a term of one year. Future minimum rental revenues under leases existing on our properties as of December 31, 2016 were as follows (in thousands):

Year
2017	$386,756
2018	4,148
2019	125
2020	4
Total	$391,033

Note 5. Deferred Costs and Other Intangibles, Net

Deferred costs and other intangibles, net, consisted of the following as of December 31, 2016 and 2015 (in thousands):

	December 31, 2016	December 31, 2015
Deferred leasing costs	$7,470	$8,692
Deferred financing costs	6,552	12,454
Intangible assets:
Value of in-place leases	4,739	152
Trademark	3,100	3,100
Database	2,100	2,100
	23,961	26,498
Less: accumulated amortization	(12,005)	(16,069)
Total	$11,956	$10,429

Amortization expense related to deferred leasing costs, the value of in-place leases, trademark and database was $31.2 million, $13.1 million and $15.1 million for the years ended December 31, 2016, 2015 and 2014, respectively, which has been included in depreciation and amortization expense within the consolidated statements of operations. Deferred financing costs relate to our revolving credit facilities. Amortization of deferred financing costs was $2.3 million, $2.4 million and $2.3 million for the years ended December 31, 2016, 2015 and 2014, respectively, which has been included in gross interest, prior to interest capitalization (see Note 6).

The following table sets forth the estimated annual amortization expense related to deferred costs and other intangibles, net as of December 31, 2016, for future periods (in thousands):

Year	Deferred Leasing Costs	Deferred Financing Costs	Value of In-place Leases	Trademark	Database
2017	$3,314	$1,641	$895	$660	$300
2018	—	1,641	21	92	300
2019	—	1,641	2	—	300
2020	—	1,017	—	—	132
Total	$3,314	$5,940	$918	$752	$1,032

Note 6. Debt

All of the Company's indebtedness is held by the Operating Partnership. AH4R itself is not directly obligated under any indebtedness, but guarantees some of the debt of the Operating Partnership. The following table presents the Operating Partnership's debt as of December 31, 2016 and 2015 (in thousands):

			Outstanding Principal Balance
	Interest Rate (1)	Maturity Date	December 31, 2016	December 31, 2015
AH4R 2014-SFR1 securitization (2)	2.31%	June 9, 2019	$456,074	$473,755
AH4R 2014-SFR2 securitization	4.42%	October 9, 2024	501,810	507,305
AH4R 2014-SFR3 securitization	4.40%	December 9, 2024	517,827	523,109
AH4R 2015-SFR1 securitization (3)	4.14%	April 9, 2045	543,480	549,121
AH4R 2015-SFR2 securitization (4)	4.36%	October 9, 2045	472,043	476,920
Total asset-backed securitizations			2,491,234	2,530,210
Exchangeable senior notes	3.25%	November 15, 2018	115,000	—
Secured note payable	4.06%	July 1, 2019	49,828	50,752
Revolving credit facilities (5)	2.62%	August 16, 2020	—	—
Term loan facility (6)	2.57%	August 16, 2021	325,000	—
Total debt (7)			2,981,062	2,580,962
Unamortized discount on exchangeable senior notes			(1,883)	—
Equity component of exchangeable senior notes			(4,969)	—
Deferred financing costs, net (8)			(51,636)	(56,567)
Total debt per balance sheet			$2,922,574	$2,524,395

(1)	Interest rates are as of December 31, 2016. Unless otherwise stated, interest rates are fixed percentages.

(2)
The AH4R 2014-SFR1 securitization had a duration-weighted blended interest rate of 1-month LIBOR plus 1.54%, subject to a LIBOR floor of 0.25%. The maturity date of June 9, 2019, reflects the fully extended maturity date based on an initial two-year loan term and three, 12-month extension options, at the Operating Partnership's election, provided there is no event of default and compliance with certain other terms. The AH4R 2014-SFR1 securitization was paid off in full during the second quarter of 2017.

(3)	The AH4R 2015-SFR1 securitization has a maturity date of April 9, 2045, with an anticipated repayment date of April 9, 2025.

(4)	The AH4R 2015-SFR2 securitization has a maturity date of October 9, 2045, with an anticipated repayment date of October 9, 2025.

(5)
The revolving credit facility that was entered into in August 2016 was amended during the second quarter of 2017, which increased its borrowing capacity to $800.0 million, and extended its fully extended maturity date to June 2022. It bears interest at a LIBOR rate plus a margin ranging from 0.825% to 1.55% or a base rate (generally determined according to a prime rate or federal funds rate) plus a margin ranging from 0.00% to 0.55%. The interest rate stated represents the applicable spread for LIBOR based borrowings as of December 31, 2016, plus 1-month LIBOR.

(6)
The term loan facility was amended during the second quarter of 2017, which reduced its borrowing capacity to $200.0 million, and extended its maturity date to June 2022. It bears interest at a LIBOR rate plus a margin ranging from 0.90% to 1.75% or a base rate (generally determined according to a prime rate or federal funds rate) plus a margin ranging from 0.00% to 0.75%. The interest rate stated represents the applicable spread for LIBOR based borrowings as of December 31, 2016, plus 1-month LIBOR.

(7)
The Operating Partnership was in compliance with all debt covenants associated with its asset-backed securitizations, secured note payable, revolving credit facilities and term loan facility as of December 31, 2016 and 2015.

(8)
Deferred financing costs relate to our asset-backed securitizations and our term loan facility. Amortization of deferred financing costs was $8.5 million and $7.0 million for the years ended December 31, 2016 and 2015, respectively.

Asset-backed Securitizations

May 2014 Securitization

In May 2014, we completed a private securitization transaction (the "2014-SFR1 securitization") in which a newly-formed special purpose entity (the "2014-SFR1 Borrower") entered into a loan with a third-party lender (the "2014-SFR1 Lender") for $481.0 million represented by a promissory note. In addition, the Operating Partnership entered into an interest rate cap agreement for the initial two-year term of the loan, with a LIBOR based strike rate equal to 3.85%. The 2014-SFR1 Borrower under the loan was wholly owned by another special purpose entity (the "2014-SFR1 Equity Owner") and the 2014-SFR1 Equity Owner was wholly owned by the Operating Partnership. The loan was a two-year, floating rate loan, comprised of six floating rate components computed monthly based on 1-month LIBOR for each interest period plus a fixed component spread for each of the six components resulting in a duration-weighted blended interest rate of LIBOR plus 1.54%, subject to a LIBOR floor of 0.25%. The note required monthly payments of interest together with principal payments representing one-twelfth of one percent of the original principal amount.

The loan included three, 12-month extensions at the 2014-SFR1 Borrower's option, resulting in a fully extended maturity date of June 9, 2019, provided that there was no event of default under the loan agreement, the 2014-SFR1 Borrower obtained a replacement interest rate cap agreement in a form reasonably acceptable to the 2014-SFR1 Lender and the 2014-SFR1 Borrower complied with the other terms set forth in the loan agreement.

The note was immediately transferred by the 2014-SFR1 Lender to a subsidiary of the Operating Partnership and then to a Real Estate Mortgage Investment Conduit ("REMIC") trust in exchange for seven classes of single-family rental pass-through certificates that represented all of the beneficial ownership interests in the loan and the trust. Upon receipt of the certificates, a subsidiary of the Operating Partnership sold the certificates to investors for gross proceeds of $481.0 million, before issuance costs of $14.9 million. Proceeds from this transaction were used to pay down the outstanding balance on the credit facility. The principal amount of each class of certificates corresponded to the corresponding principal amount of the loan components with an additional class to hold the residual REMIC interest.

The loan was originally secured by first priority mortgages on a pool of 3,852 single-family residential properties transferred to the 2014-SFR1 Borrower from the Operating Partnership's portfolio of properties. During the year ended December 31, 2016, the Operating Partnership sold 47 single-family homes from the pool of single-family homes and had two that were disqualified for a total release price of $14.5 million, which was used to pay down the principal balance on the note and also reduced the pool of 3,852 single-family homes set as collateral to 3,803 single-family homes. The 2014-SFR1 Borrower's homes were substantially similar to the other properties owned by the Operating Partnership and were leased to tenants underwritten on substantially the same basis as the tenants in the Operating Partnership's other properties. During the duration of the loan, the 2014-SFR1 Borrower's properties could not generally be transferred, sold or otherwise securitized, the Operating Partnership could substitute properties only if a property owned by the 2014-SFR1 Borrower became a disqualified property under the terms of the loan, and the 2014-SFR1 Borrower was limited in its ability to incur any additional indebtedness.

The loan was also secured by a security interest in all of the 2014-SFR1 Borrower's personal property and a pledge of all of the assets of the 2014-SFR1 Equity Owner, including a security interest in its membership interest in the 2014-SFR1 Borrower. The Operating Partnership provided a limited guaranty (i) for certain losses arising out of designated acts of intentional misconduct and (ii) for the principal amount of the loan and all other obligations under the loan agreement in the event of insolvency or bankruptcy proceedings.

The loan agreement provided that the 2014-SFR1 Borrower maintain covenants typical for securitization transactions including establishing and maintaining a cash management account controlled by the 2014-SFR1 Lender to collect all rents and cash generated by the 2014-SFR1 Borrower's properties. In the absence of an event of default, the 2014-SFR1 Borrower would receive any excess cash after payment of monthly interest, principal and property related expenses. Upon the occurrence of an event of default under the loan or if the 2014-SFR1 Borrower did not maintain a debt yield (net cash flow divided by the outstanding principal balance of the loan) on the portfolio of at least 6.68%, the 2014-SFR1 Lender could transfer the excess cash to an account and apply any funds in such account as the 2014-SFR1 Lender elects, including to prepay principal and pay any amounts due under the loan. The 2014-SFR1 Lender could also foreclose on its security interests, in limited circumstances could enforce the Company's guaranty and could appoint a new property manager. As of December 31, 2016, the Operating Partnership was in compliance with all covenants under the loan agreement.

The Operating Partnership accounted for the transfer of the note from its subsidiary to the trust as a sale under ASC 860, Transfers and Servicing, with no resulting gain or loss as the note was both originated by the third-party lender and immediately transferred at the same fair market value. The Operating Partnership also evaluated and did not identify any variable interests in the trust. Accordingly, the Operating Partnership consolidated, at historical cost basis, the 3,803 homes placed as collateral for the note. The principal balance outstanding on the note was $456.1 million and $473.8 million as of December 31, 2016 and 2015, respectively, and was included in asset-backed securitizations, net within the consolidated balance sheets. The 3,803 homes and 3,852 homes set as collateral had a net book value of $575.4 million and $606.9 million as of December 31, 2016 and 2015, respectively.

The interest rate cap agreement entered into as part of the securitization transaction was formally designated as a cash flow hedge at inception and was regularly assessed for effectiveness on an ongoing basis. During the year ended December 31, 2016, the Operating Partnership's interest rate cap agreement was 100% effective as a cash flow hedge and, as a result, changes in fair value were classified in accumulated other comprehensive income or loss. These amounts were subsequently reclassified into earnings in the period in which the hedged transaction affected earnings. The fair value of the interest rate cap agreement was estimated to be zero as of December 31, 2016, (see Note 15) and was included in escrow deposits, prepaid expenses and other assets in the consolidated balance sheets.

Subsequent to year-end, during the second quarter of 2017, the Operating Partnership paid off the outstanding principal on the 2014-SFR1 securitization of approximately $455.4 million using proceeds from Class A common units issued in the first quarter of 2017 and available cash, which resulted in $6.6 million of charges primarily related to the write-off of unamortized deferred financing costs. The payoff of the 2014-SFR1 securitization also resulted in the release of the 3,799 homes pledged as collateral and $9.4 million of restricted cash for lender requirements.

September 2014 Securitization

In September 2014, we completed our second securitization transaction (the "2014-SFR2 securitization"), which was structured substantially similar to the 2014-SFR1 securitization. The principal differences from the 2014-SFR1 securitization are: (1) the loan is a fixed rate loan for $513.3 million with a 10 year term, maturity date of October 9, 2024, and a duration-adjusted weighted-average interest rate of 4.42%, (2) no interest rate cap agreement was part of the transaction, (3) the loan was originally secured by first priority mortgages on a portfolio of 4,487 single-family residential properties owned by the borrower, a subsidiary of the Operating Partnership and (4) in lieu of a debt yield requirement, the loan agreement provides that if the borrower does not maintain a debt service coverage ratio of at least 1.20 to 1.00, the lender may transfer cash to an account from which the lender may apply funds as it elects, including prepayment of the loan and principal. During the year ended December 31, 2016, the Operating Partnership had three single-family homes that were disqualified for a total release price of $0.4 million, which was used to pay down the principal balance on the note and also reduced the pool of 4,487 single-family homes set as collateral to 4,484 single-family homes. The loan agreement defines the debt service coverage ratio as of any determination date as a ratio in which the numerator is the net cash flow (as defined in the loan agreement) divided by the aggregate debt service for the 12-month period following the date of determination. Also, in addition to the single-family rental pass-through certificates sold to third parties, AH4R acquired all of the Class F certificates, which bear no interest, for $25.7 million. Gross proceeds to the Operating Partnership from the 2014-SFR2 securitization were $513.3 million, before issuance costs of $12.9 million. Proceeds from this transaction were used to pay down the outstanding balance on the credit facility and for general corporate purposes.

The Operating Partnership has accounted for the transfer of the 2014-SFR2 securitization promissory note to the trust as a sale under ASC 860 with no resulting gain or loss as the note was both originated by the third-party lender and immediately transferred at the same fair market value. The Operating Partnership has also evaluated AH4R's purchased Class F certificates as a variable interest in the trust and has concluded that the Class F certificates will not absorb a majority of the trust's expected losses or receive a majority of the trust's expected residual returns. Additionally, the Operating Partnership has concluded that the Class F certificates do not provide the Company with any ability to direct activities that could impact the trust's economic performance. The Operating Partnership does not consolidate the trust and continues to consolidate, at historical cost basis, the 4,484 homes placed as collateral for the note. The principal balance outstanding on the note was $501.8 million and $507.3 million as of December 31, 2016 and 2015, respectively, and was included in asset-backed securitizations, net within the consolidated balance sheets. Separately, the $25.7 million of Class F certificates purchased by AH4R have been reflected as amounts due from affiliates in the Operating Partnership's consolidated balance sheets since AH4R has not funded the costs of the certificates. The 4,484 homes and 4,487 homes set as collateral had a net book value of $650.2 million and $672.3 million as of December 31, 2016 and 2015, respectively.

November 2014 Securitization

In November 2014, we completed our third securitization transaction (the "2014-SFR3 securitization"), which was structured substantially similar to the 2014-SFR2 securitization. The principal differences from the 2014-SFR2 securitization are: (1) the loan is a fixed rate loan for $528.4 million with a 10 year term, maturity date of December 9, 2024, and a duration-adjusted weighted-average interest rate of 4.40%, (2) the loan is secured by first priority mortgages on a portfolio of 4,503 single-family residential properties owned by the borrower, a subsidiary of the Operating Partnership and (3) AH4R did not acquire any of the certificates associated with this transaction. Gross proceeds to the Operating Partnership from the 2014-SFR3 securitization were $528.4 million, before issuance costs of $12.9 million. Proceeds from this transaction were used to pay down the outstanding balance on the credit facility and for general corporate purposes. The Operating Partnership consolidates, at historical cost basis, the 4,503 homes placed as collateral for the note. The principal balance outstanding on the note was $517.8 million and $523.1 million as of December 31, 2016 and 2015, respectively, and was included in asset-backed securitizations, net within the consolidated balance sheets. The 4,503 homes set as collateral had a net book value of $706.3 million and $729.8 million as of December 31, 2016 and 2015, respectively.

March 2015 Securitization

In March 2015, we completed our fourth securitization transaction (the “2015-SFR1 securitization”), which was structured substantially similar to the 2014-SFR3 securitization. The principal differences from the 2014-SFR3 securitization are: (1) the loan is a fixed-rate loan for $552.8 million with a 30-year term, maturity date of April 9, 2045, and a duration-adjusted weighted-average interest rate of 4.14%, (2) the loan was originally secured by first priority mortgages on a pool of 4,661 single-family residential properties owned by the Borrower, a subsidiary of the Operating Partnership and (3) the loan has an anticipated repayment date of April 9, 2025. During the year ended December 31, 2016, the Operating Partnership had one single-family home that was disqualified for a total release price of $0.1 million, which was used to pay down the principal balance on the note and also reduced the pool of 4,661 single-family homes set as collateral to 4,660 single-family homes. The note was immediately transferred by the third-party lender to a subsidiary of the Operating Partnership and then to a REMIC trust in exchange for eight classes of single-family rental pass-through certificates representing all of the beneficial ownership interests in the loan and the trust. Upon receipt of the certificates, a subsidiary of the Operating Partnership sold the certificates to investors for gross proceeds of $552.8 million, before issuance costs of $13.3 million. Proceeds from this transaction were used to pay down the outstanding balance on the credit facility and for general corporate purposes. The Operating Partnership consolidates, at historical cost basis, the 4,660 homes placed as collateral for the note. The principal balance outstanding on the note was $543.5 million and $549.1 million as of December 31, 2016 and 2015, respectively, and was included in asset-backed securitizations, net within the consolidated balance sheets. The 4,660 homes and 4,661 homes set as collateral had a net book value of $710.8 million and $735.0 million as of December 31, 2016 and 2015, respectively.

September 2015 Securitization

In September 2015, we completed our fifth securitization transaction (the “2015-SFR2 securitization”), which was structured substantially similar to the 2015-SFR1 securitization. The principal differences from the 2015-SFR1 securitization are: (1) the loan is a fixed-rate loan for $477.7 million with a 30 year term, maturity date of October 9, 2045, and a duration-adjusted weighted-average interest rate of 4.36%, (2) the loan was originally secured by first priority mortgages on a portfolio of 4,125 single-family residential properties owned by the borrower, a subsidiary of the Operating Partnership and (3) the loan has an anticipated repayment date of October 9, 2025. During the year ended December 31, 2016, the Operating Partnership had one single-family home that was disqualified for a total release price of $0.1 million, which was used to pay down the principal balance on the note and also reduced the pool of 4,125 single-family homes set as collateral to 4,124 single-family homes. The note was immediately transferred by the third-party lender to a subsidiary of the Operating Partnership and then to a REMIC trust in exchange for seven classes of single-family rental pass-through certificates representing all the beneficial ownership interests in the loan and the trust. Upon receipt of the certificates, a subsidiary of the Operating Partnership sold the certificates to investors for gross proceeds of $477.7 million, before issuance costs of $11.3 million. Proceeds from this transaction were used to pay down the outstanding balance on the credit facility and for general corporate purposes. The Operating Partnership consolidates, at historical cost basis, the 4,124 homes placed as collateral for the note. The principal balance outstanding on the note was $472.0 million and $476.9 million as of December 31, 2016 and 2015, respectively, and was included in asset-backed securitizations, net within the consolidated balance sheets. The 4,124 homes and 4,125 homes set as collateral had a net book value of $658.8 million and $681.4 million as of December 31, 2016 and 2015, respectively.

ARP 2014-SFR1 Securitization

In connection with the ARPI Merger on February 29, 2016 (see Note 11), the Operating Partnership assumed a securitization loan (the "ARP 2014-SFR1 securitization”), which involved the issuance and sale of single-family rental pass-through certificates that represent beneficial ownership interests in a loan secured by 2,875 homes held by a special purpose entity, ARP 2014-SFR1 Borrower, LLC (the “ARP 2014-SFR1 Borrower”). The ARP 2014-SFR1 Borrower under the loan was wholly owned by another special purpose entity (the “ARP 2014-SFR1 Equity Owner”) and the ARP 2014-SFR1 Equity Owner was wholly owned by the Operating Partnership. The loan, at the time of its origination by ARPI in August 2014, had an original principal amount of $342.2 million and an initial term of two years, with three, 12-month extension options, resulting in a fully extended maturity date of September 9, 2019. It was comprised of six floating rate components computed monthly based on 1-month LIBOR for each interest period plus a fixed component spread for each of the six components resulting in an effective weighted-average interest rate of 1-month LIBOR plus 2.11%. Interest on the loan was paid monthly.

The 2,875 homes securing the loan were substantially similar to the other properties owned by the Operating Partnership and were leased to tenants underwritten on substantially the same basis as the tenants in the Operating Partnership’s other properties. During the duration of the loan, the ARP 2014-SFR1 Borrower’s properties were not generally able to be transferred, sold or otherwise securitized, the Operating Partnership could have substituted properties only if a property owned by the ARP 2014-SFR1 Borrower became a disqualified property under the terms of the loan, and the ARP 2014-SFR1 Borrower was limited in its ability to incur any additional indebtedness.

The loan was also secured by a security interest in all of the ARP 2014-SFR1 Borrower’s personal property and a pledge of all of the assets of the ARP 2014-SFR1 Equity Owner, including a security interest in its membership interest in the ARP 2014-SFR1 Borrower. The Company provided a limited guaranty (i) for certain losses arising out of designated acts of intentional misconduct and (ii) for the principal amount of the loan and all other obligations under the loan agreement in the event of insolvency or bankruptcy proceedings. The loan required that we maintained certain covenants, including but not limited to, a minimum debt yield on the collateral pool of properties. In September 2016, the Operating Partnership paid off the ARP 2014-SFR1 asset-backed securitization using available cash and borrowings from our credit facilities, which resulted in a $10.7 million loss on early extinguishment of debt related to the write-off of the discount on the securitization. The payoff of the ARP 2014-SFR1 asset-backed securitization resulted in the release of the 2,875 collateralized homes and $10.1 million of restricted cash for lender requirements.

Exchangeable Senior Notes, Net

In connection with the ARPI Merger on February 29, 2016 (see Note 11), the Operating Partnership assumed 3.25% exchangeable senior notes due 2018 that have a $115.0 million aggregate principal amount and a fair value at assumption of $112.3 million. The exchangeable senior notes are senior unsecured obligations of the Operating Partnership and rank equally in right of payment with all other existing and future senior unsecured indebtedness of the Operating Partnership. Interest is payable in arrears on May 15 and November 15 of each year, beginning May 15, 2016, until the maturity date of November 15, 2018. The Operating Partnership’s obligations under the exchangeable senior notes are fully and unconditionally guaranteed by the Company. The exchangeable senior notes bear interest at a rate of 3.25% per annum and contain an exchange settlement feature, which provides that the exchangeable senior notes may, under certain circumstances, be exchangeable for cash, shares of the Company's common stock or a combination of cash and shares of the Company's common stock, at the option of the Operating Partnership, based on an initial exchange rate of 46.9423 shares of ARPI's common stock per $1,000 principal amount of the notes. Settlements for cash will be paid for by the Operating Partnership, while settlements for the Company's Class A common shares will be issued by AH4R with the Operating Partnership issuing an equivalent number of Class A units to AH4R. The adjusted initial exchange rate would be 53.2795 shares of the Company's common stock per $1,000 principal amount of the notes, based on the 1.135 exchange ratio of ARPI shares to the Company's shares resulting from the ARPI Merger. The current exchange rate as of December 31, 2016, was 54.7701 shares of the Company's common stock per $1,000 principal amount of the notes. The exchange rate is adjusted based on the Company's common share price and distributions to common shareholders.

Prior to the close of business on the business day immediately preceding August 15, 2018, the notes will be exchangeable at the option of the holders only under the following circumstances: (1) during any calendar quarter beginning after December 31, 2013 (and only during such quarter) if the closing sale price per share of the Company's common stock is more than 130% of the then-current exchange price for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter; (2) during the 5 consecutive business-day period following any 5 consecutive trading-day period in which the trading price per $1,000 principal amount of notes was less than 98% of the product of the closing sale price per share of the Company's common stock multiplied by the then-current exchange rate; or (3) upon the occurrence of specified corporate transactions described in the indenture. On or after August 15, 2018, the notes will be exchangeable at any time prior to the close of business on the second business day immediately preceding the maturity date. Subject to its election to satisfy its exchange obligations entirely in shares of the Company's common stock, upon exchange, the Company will pay or deliver, as the case may be, to exchanging holders in respect of each $1,000 principal amount of notes being exchanged a settlement amount either solely in cash, solely in common shares or in a combination of cash and shares of the Company's common shares.

The fair value of the exchangeable senior notes, which was calculated using a binomial lattice model at the time of assumption, was $112.3 million, which represents the $115.0 million face value less a discount of $2.7 million, which will be amortized using the effective interest method over the term of the notes. The amount recorded to exchangeable senior notes, net at the time of assumption was $105.3 million, which represents the fair value of $112.3 million, less the fair value of the exchange settlement feature of the notes of $7.0 million, which was calculated using a straight-debt rate of 6.7% at the time of assumption. The fair value of the exchange settlement feature was recorded in general partner's common capital and will be amortized using the effective interest method over the term of the notes.

As of December 31, 2016, the exchangeable senior notes, net had a balance of $108.1 million in the consolidated balance sheets, which was net of an unamortized discount of $1.9 million and $5.0 million of unamortized fair value of the exchange settlement feature, which was included in general partner's common capital within the consolidated balance sheets.

Secured Note Payable

In December 2014, as part of the Ellington Portfolio Acquisition (see Note 11), the Operating Partnership assumed a $51.6 million secured note payable. The debt consists of a 5-year note payable, which is secured by a first priority mortgage on 583 of the homes acquired as part of the Ellington Portfolio Acquisition, bears interest at 4.06%, matures on July 1, 2019, and contains certain required covenants, including a minimum debt service coverage ratio of 1.47 to 1.00. As of December 31, 2016 and 2015, the secured note payable had a balance of $49.8 million and $50.8 million, respectively, in the consolidated balance sheets.

Credit facilities

In March 2013, the Operating Partnership entered into a $500.0 million senior secured revolving credit facility with a financial institution, which was subsequently amended in September 2013 to, among other things, expand our borrowing capacity to $800.0 million and extend the repayment period to September 30, 2018. All borrowings under the credit facility accrued interest at 1-month LIBOR plus 2.75% until March 2017, and thereafter at 1-month LIBOR plus 3.125%. The credit facility was secured by the Operating Partnership’s membership interests in entities that own certain of our single-family properties and required that we maintain certain financial covenants. In July 2016, the Operating Partnership paid off the $142.0 million of borrowings that had been outstanding on the credit facility, using proceeds from our Series E perpetual preferred unit issuances, and terminated the credit facility in August 2016. The termination of the credit facility resulted in $2.7 million of charges during the third quarter of 2016, related to deferred financing cost write-offs, that were included in loss on early extinguishment of debt within the consolidated statements of operations.

In August 2016, the Operating Partnership entered into a $1.0 billion credit agreement that provided for a revolving credit facility in an aggregate principal amount of $650.0 million and a delayed draw term loan facility in an aggregate principal amount of $350.0 million. As of December 31, 2016, the interest rate on the revolving credit facility was, at the Operating Partnership’s election, a LIBOR rate plus a margin ranging from 1.75% to 2.30% or a base rate (generally determined according to a prime rate or federal funds rate) plus a margin ranging from 0.75% to 1.30%. Loans under the term loan facility accrued interest, at the Operating Partnership’s election, at either a LIBOR rate plus a margin ranging from 1.70% to 2.30% or a base rate plus a margin ranging from 0.70% to 1.30%. In each case, the actual margin was determined according to a ratio of the Operating Partnership’s total indebtedness to total asset value in effect from time to time. Based on current credit metrics for LIBOR based borrowings as of December 31, 2016, the revolving credit facility accrued interest at 1-month LIBOR plus 1.85%, and the term loan facility accrued interest at 1-month LIBOR plus 1.80%. The credit agreement requires that we maintain certain financial covenants. As of December 31, 2016, the Operating Partnership had no outstanding borrowings against the revolving credit facility, $325.0 million of outstanding borrowings against the term loan facility and was in compliance with all loan covenants.

In June 2017, the Operating Partnership amended the credit agreement, which expanded our borrowing capacity on the revolving credit facility to $800.0 million and reduced the term loan facility to $200.0 million, lowered our cost of borrowing and provided a more flexible borrowing structure. The interest rate on the amended revolving credit facility is, at the Operating Partnership's election, a LIBOR rate plus a margin ranging from 0.825% to 1.55% or a base rate (generally determined according to a prime rate or federal funds rate) plus a margin ranging from 0.00% to 0.55%. Borrowings under the term loan facility accrue interest, at the Operating Partnership’s election, at either a LIBOR rate plus a margin ranging from 0.90% to 1.75% or a base rate plus a margin ranging from 0.00% to 0.75%. In each case, the actual margin is determined based on the Company's credit ratings in effect from time to time. The credit agreement includes an accordion feature allowing the revolving credit facility or the term loan facility to be increased to an aggregate amount not to exceed $1.75 billion, subject to certain conditions. The revolving credit facility matures on June 30, 2021, with two six-month extension options at the Operating Partnership's election upon payment of an extension fee, and the term loan facility matures on June 30, 2022. No amortization payments are required on the term loan facility prior to the maturity date.

Interest Expense

The following table displays our total gross interest, which includes unused commitment and other fees on our credit facilities and amortization of deferred financing costs, the discounts on the ARP 2014-SFR1 securitization and exchangeable senior notes and the fair value of the exchange settlement feature of the exchangeable senior notes, and capitalized interest for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	For the Years Ended December 31,
	2016	2015	2014
Gross interest cost	$133,137	$98,103	$33,077
Capitalized interest	(2,290)	(8,690)	(13,196)
Interest expense	$130,847	$89,413	$19,881

Note 7. Accounts Payable and Accrued Expenses

The following table summarizes accounts payable and accrued expenses as of December 31, 2016 and 2015 (in thousands):

	December 31, 2016	December 31, 2015
Accounts payable	$9	$1,173
Accrued property taxes	46,091	46,024
Other accrued liabilities	31,262	26,031
Accrued construction and maintenance liabilities	9,899	11,429
Resident security deposits	70,430	53,819
Prepaid rent	19,515	16,275
Total	$177,206	$154,751

Note 8. Partners' Capital

When the Company issues common or preferred shares, the Operating Partnership issues an equivalent number of units of partnership interest of a corresponding class to AH4R, with the Operating Partnership receiving the net proceeds from the share issuances.

Class A Units

Class A units represent voting equity interests in the Operating Partnership. Holders of Class A units in the Operating Partnership have the right to redeem the units for cash or, at the election of the Company, exchange the units for the AH4R's Class A common shares on a one-for-one basis. AH4R owned 81.4% and 93.5% of the total 298,931,517 and 222,311,255 Class A units outstanding as of December 31, 2016 and 2015, respectively.

In February 2016, the Company issued 36,546,170 Class A common shares, $0.01 par value per share, in connection with the ARPI Merger, and the Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the transaction consideration. In February 2016, the Operating Partnership also issued an additional 1,343,843 Class A units to certain former ARPI employees in connection with the ARPI Merger (see Note 11).

In August 2014, the Company issued 17,782,861 Class A common shares, $0.01 par value per share, in an underwritten public offering and concurrent private placement, which raised gross proceeds of $313.3 million before offering costs of $4.9 million. The Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the net proceeds from the issuance.

In July 2014, the Company issued 8,158,001 Class A common shares, $0.01 par value per share, in connection with the acquisition of Beazer Pre-Owned Rental Homes, Inc. ("Beazer Rental Homes"), and the Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the transaction consideration (see Note 11).

Former AH LLC members received a total of 635,075 shares of Class B common shares in the Company in connection with their investment in the 2012 Offering and the 2,770 Property Contribution. The Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the proceeds and properties contributed in the transaction. Each Class B common share generally entitles the holder to 50 votes on all matters that the holders of Class A common shares are entitled to vote. The issuance of Class B common shares to former AH LLC members allows former AH LLC members a voting right associated with their investment in the Company no greater than if they had solely received Class A common shares in exchange for their Class B common shares and Class A units in the Operating Partnership. Additionally, when the voting interest from Class A common shares and Class B common shares are added together, a shareholder is limited to a 30% total voting interest. Each Class B common share has the same economic interest as a Class A common share.

"At the Market" Common Share Offering Program
In November 2016, the Company established an “at the market” common share offering program under which it may issue Class A common shares from time to time through various sales agents up to an aggregate of $400.0 million. The Operating Partnership issues an equivalent number of corresponding Class A units to AH4R in exchange for the net proceeds from the share issuances. The program was established in order to use the net proceeds from share issuances to repay borrowings against the Operating Partnership's revolving credit and term loan facilities, to acquire and renovate single-family properties and for related activities in accordance with the Company’s business strategy, and for working capital and general corporate purposes. The program may be suspended or terminated by the Company at any time. During the year ended December 31, 2016, the Company issued and sold 4.9 million Class A common shares for gross proceeds of $104.0 million, or $21.13 per share, and net proceeds of $102.8 million, after commissions and other expenses of approximately $1.2 million. The Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the net proceeds from the share issuances. Net proceeds from the issuances were used to acquire and renovate single-family properties and for working capital and general corporate purposes. As of December 31, 2016, $296.0 million remained available for future share issuances under the program. In August 2017, the program was replaced with a new "at the market" common share offering program with a $500.0 million capacity (see Note 17).

Share Repurchase Program

On September 21, 2015, the Company announced that its board of trustees approved a share repurchase program authorizing the Company to repurchase up to $300.0 million of its outstanding Class A common shares from time to time in the open market or in privately negotiated transactions. The program does not have an expiration date, but may be suspended or discontinued at any time without notice. All repurchased shares are constructively retired and returned to an authorized and unissued status. The Operating Partnership funds the repurchases and constructively retires an equivalent number of corresponding Class A units. During the year ended December 31, 2016, the Company repurchased and retired 6.2 million Class A common shares in accordance with the program at a weighted-average price of $15.44 per share and a total price of $96.0 million. During the year ended December 31, 2015, the Company repurchased and retired 3.6 million Class A common shares in accordance with the program at a weighted-average price of $15.76 per share and a total price of $57.3 million. As of December 31, 2016, the Company had a remaining repurchase authorization of $146.7 million under the program.

Participating Preferred Units

Participating preferred shares represent non-voting preferred equity interests in the Company and entitle holders to a cumulative annual cash dividend equal to 5.0% for Series A participating preferred shares, 5.0% for Series B participating preferred shares and 5.5% for Series C participating preferred shares of an initial liquidation preference of $25 per share. The Operating Partnership issues an equivalent number of corresponding participating preferred units for the given class to AH4R in exchange for the net proceeds from the share issuances. Any time between September 30, 2017, and September 30, 2020, for the Series A and Series B participating preferred shares and between March 31, 2018, and March 31, 2021, for the Series C participating preferred shares (the "initial redemption period"), the Company has the option to redeem the preferred shares for cash or Class A common shares, at a redemption price equal to the initial liquidation preference, adjusted by an amount equal to 50% of the cumulative change in value of an index based on the purchase prices of single-family properties located in our top 20 markets (the "HPA adjustment"). During the initial redemption period, the amount payable upon redemption will be subject to a cap, such that the total internal rate of return, when considering the initial liquidation preference, the HPA adjustment and dividends up to, but excluding, the date of redemption, will not exceed 9.0%. If not redeemed by the end of the initial redemption period, the initial liquidation preference of $25 per share will be adjusted by the HPA adjustment as of September 30, 2020, for the Series A and Series B participating preferred shares and as of March 31, 2021, for the Series C participating preferred shares (the "adjusted liquidation preference") and the cumulative annual cash dividend rate will be prospectively increased to 10% of the adjusted liquidation preference. Any time after September 30, 2020, for the Series A and Series B participating preferred shares and March 31, 2021, for the Series C participating preferred shares, the Company has the option to redeem the preferred shares for cash or Class A common shares, at a redemption price equal to the adjusted liquidation preference. Because the HPA adjustment meets the definition of a derivative under ASC 815, Derivatives and Hedging, and is not clearly and closely related to the economic characteristics and risks of the underlying preferred shares, the fair value of the HPA adjustment has been reflected as a liability in the consolidated balance sheets and is adjusted to fair value each period and included in remeasurement of preferred units in the Operating Partnership's consolidated statements of operations (see Note 15).

In May 2014, the Company issued 7,600,000 5.5% Series C participating preferred shares in an underwritten public offering and concurrent private placement, raising gross proceeds of $190.0 million before offering costs of $9.7 million, with the Operating Partnership issuing an equivalent number of the same class of participating preferred units to AH4R in exchange for the net proceeds from the share issuance.

In December 2013 and January 2014, the Company issued 4,400,000 5.0% Series B participating preferred shares in an underwritten public offering which raised gross proceeds of $110.0 million before offering costs of $6.6 million, with the Operating Partnership issuing an equivalent number of the same class of participating preferred units to AH4R in exchange for the net proceeds from the share issuance.

In October 2013, the Company issued 5,060,000 5.0% Series A participating preferred shares in an underwritten public offering, which raised gross proceeds of $126.5 million before offering costs of $7.3 million, with the Operating Partnership issuing an equivalent number of the same class of participating preferred units to AH4R in exchange for the net proceeds from the share issuance.

As of December 31, 2016, the initial liquidation preference on the Operating Partnership's participating preferred units, as adjusted by an amount equal to 50% of the cumulative change in value of an index based on the purchase prices of single-family properties located in our top 20 markets, for all of the Operating Partnership's outstanding 5.0% Series A participating preferred units, 5.0% Series B participating preferred units and 5.5% Series C participating preferred units was $476.2 million.

Perpetual Preferred Units

Perpetual preferred shares represent non-voting preferred equity interests in the Company and entitle holders to a cumulative annual cash dividend equal to 6.5% for Series D cumulative redeemable perpetual preferred shares ("Series D perpetual preferred shares") and 6.35% for Series E cumulative redeemable perpetual preferred shares ("Series E perpetual preferred shares"), which is applied to the liquidation preference at issuance of $25 per share. The Operating Partnership issues an equivalent number of corresponding perpetual preferred units for the given class to AH4R in exchange for the net proceeds from the share issuances. The Company may, at its option, redeem the perpetual preferred shares for cash, in whole or in part, from time to time, at any time on or after May 24, 2021, for the Series D perpetual preferred shares and June 29, 2021, for the Series E perpetual preferred shares or within 120 days after the occurrence of a change in control at a redemption price equal to the $25 per share liquidation preference, plus any accumulated and unpaid dividends.

During June 2016, the Company issued 9,200,000 6.35% Series E perpetual preferred shares in an underwritten public offering, raising gross proceeds of $230.0 million before offering costs of $7.5 million, with the Operating Partnership issuing an equivalent number of the same class of perpetual preferred units to AH4R in exchange for the net proceeds from the share issuance.

During May 2016, the Company issued 10,750,000 6.5% Series D perpetual preferred shares in an underwritten public offering and concurrent private placement, raising gross proceeds of $268.8 million before offering costs of $8.5 million, with the Operating Partnership issuing an equivalent number of the same class of perpetual preferred units to AH4R in exchange for the net proceeds from the share issuance.

Conversion of Series C Convertible Units into Class A Units

The Series C convertible units represented voting equity interests in the Operating Partnership owned by former AH LLC members. On February 28, 2016, the third anniversary of their original issue date, the 31,085,974 Series C convertible units converted into Class A units on a one-for-one basis in accordance with their terms.

Conversion of Series E Convertible Units into Series D Convertible Units

The Series E convertible units represented non-voting equity interests in the Operating Partnership. Series E convertible units did not participate in any distributions and were convertible into Series D convertible units on February 29, 2016, subject to an earn-out provision based on the level of pro forma annualized EBITDA contribution, as defined, of the Advisor and the Property Manager. The terms of the earn-out provision were met in full and, therefore, the 4,375,000 Series E convertible units were converted into Series D convertible units on a one-for-one basis on February 29, 2016. The fair value of the Series D convertible units was estimated using a Monte Carlo simulation model, which was primarily driven by the most recent trading price of the Company’s Class A common shares into which the Series D convertible units are ultimately convertible. Based on this valuation, the conversion of Series E convertible units into Series D convertible units resulted in a gain of $11.5 million which was recorded in gain on conversion of Series E units within the consolidated statements of operations. Additionally, the Series E convertible units had a $2.8 million contingent beneficial conversion feature that represents a return to the Series E convertible unit holders in the form of additional limited partner capital, calculated as the difference between the estimated fair value of the Series D units and the Class A units at the time of the conversion of the Series E units into Series D units in February 2016. The contingent beneficial conversion feature was recognized when the contingency was met, which occurred when the Series D units converted into Class A units on September 30, 2016.

Conversion of Series D Convertible Units into Class A Units

The Series D convertible units represented non-voting equity interests in the Operating Partnership owned by former AH LLC members and began participating in distributions, representing 70% of distributions declared on Class A units, 30 months after their issuance. The Series D convertible units were automatically convertible into Class A units on a one-for-one basis only after the later of (1) 30 months after the date of issuance and (2) the earlier of (i) the date on which adjusted funds from operations per Class A common share aggregated to $0.80 or more over four consecutive quarters following the original issuance date of the units and (ii) the date on which the daily closing price of our Class A common shares on the New York Stock Exchange ("NYSE") averaged $18.00 or more for two consecutive quarters following the original issuance date of the units. On September 30, 2016, the above-referenced conversion contingency was met and the 8,750,000 Series D convertible units (including the 4,375,000 Series E units that converted into Series D units on February 29, 2016) were converted into Class A units on a one-for-one basis, which resulted in a $7.6 million noncash charge (including $2.8 million from the Series E units that converted to Series D units on February 29, 2016) that was included in income allocated to limited partner within the consolidated statements of operations. The noncash charge relates to a contingent beneficial conversion feature that represents a return to the Series D convertible unit holders in the form of additional limited partner capital, calculated as the difference between the estimated fair value of the Series D units and the Class A units at the time of their respective issuances, which was recognized when the contingency was met.

Distributions

To qualify as a REIT, the Company is required to distribute annually to its shareholders at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and to pay tax at regular corporate rates to the extent that it annually distribute less than 100% of its net taxable income. The Operating Partnership funds the payment of distributions. The Operating Partnership intends to pay quarterly dividends to its unitholders, including AH4R, which in the aggregate are approximately equal to or exceed the Company's net taxable income in the relevant year. During the year ended December 31, 2016, the Company's board of trustees declared distributions that totaled $0.20 per unit on the Class A common units, $1.25 per unit on the 5.0% Series A participating preferred units, $1.25 per unit on the 5.0% Series B participating preferred units, $1.38 per unit on the 5.5% Series C participating preferred units, $0.98 per unit on the 6.5% Series D perpetual preferred units, $0.80 per unit on the

6.35% Series E perpetual preferred units, $0.07 per unit on the Series C convertible units (prior to their conversion to Class A units on February 28, 2016) and $0.11 per unit on the Series D convertible units (prior to their conversion to Class A units on September 30, 2016). During the year ended December 31, 2015, the Company's board of trustees declared distributions that totaled $0.20 per unit on the Class A common units, $1.25 per unit on the 5.0% Series A participating preferred units, $1.25 per unit on the 5.0% Series B participating preferred units, $1.38 per unit on the 5.5% Series C participating preferred units and $0.60 per unit on the Series C convertible units. During the year ended December 31, 2014, the Company's board of trustees declared distributions that totaled $0.20 per unit on the Class A common units, $1.25 per unit on the 5.0% Series A participating preferred units, $1.29 per unit on the 5.0% Series B participating preferred units, $0.91 per unit on the 5.5% Series C participating preferred units and $0.60 per unit on the Series C convertible units.

Limited Partner Capital

Limited partner capital as reflected in the Operating Partnership's consolidated balance sheets consists primarily of the Operating Partnership units held by former AH LLC members. Former AH LLC members owned 54,276,644 and 14,440,670, or approximately 18.2% and 6.5%, of the total 298,931,517 and 222,311,255 Class A units in the Operating Partnership as of December 31, 2016 and 2015, respectively. Additionally, former AH LLC members owned zero and all 31,085,974 of the Series C convertible units and owned zero and all 4,375,000 of the Series D convertible units in the Operating Partnership as of December 31, 2016 and 2015, respectively. Limited partner capital also includes Class A units held by former ARPI employees, which were issued in connection with the ARPI Merger in February 2016. Former ARPI Class A unitholders owned 1,279,316, or approximately 0.4% of the total 298,931,517 Class A units in the Operating Partnership as of December 31, 2016.

Noncontrolling Interest

Noncontrolling interest as reflected in the Operating Partnership's consolidated balance sheets consists of the outside ownership interests in certain consolidated subsidiaries of the Operating Partnership. Income and loss allocated to the Operating Partnership's noncontrolling interests is reflected in noncontrolling interest within the consolidated statements of operations.

2012 Equity Incentive Plan

In 2012, the Company adopted the 2012 Equity Incentive Plan (the "Plan") to provide persons with an incentive to contribute to the success of the Company and to operate and manage the Company's business in a manner that will provide for long-term growth and profitability. The Plan provides for the issuance of up to 6,000,000 Class A common shares through the grant of a variety of awards including stock options, stock appreciation rights, restricted stock, unrestricted shares, dividend equivalent rights and performance-based awards. The Plan terminates in November 2022, unless it is earlier terminated by the Company's board of trustees. The Company's employees are compensated through the Operating Partnership, including share-based compensation. When the Company issues Class A common shares under the Plan, the Operating Partnership issues an equivalent number of Class A units to AH4R.

During the year ended December 31, 2016, the Company granted stock options for 708,000 Class A common shares and 74,100 restricted stock units to certain employees of the Company. During the year ended December 31, 2015, the Company granted stock options for 588,500 Class A common shares and 44,000 restricted stock units to certain employees of the Company. During the year ended December 31, 2014, the Company granted stock options for 1,270,000 Class A common shares and 92,000 restricted stock units to certain employees of the Company.

All of the options and restricted stock units granted during the years ended December 31, 2016, 2015 and 2014, vest over four years and expire 10 years from the date of grant. Noncash share-based compensation expense related to these options is based on the estimated fair value on the date of grant and is recognized in expense over the service period. Such expense is adjusted to consider estimated forfeitures. Estimated forfeitures are adjusted to reflect actual forfeitures at the end of the vesting period.

The following table summarizes stock option activity under the Plan for the years ended December 31, 2016, 2015 and 2014:

	Units	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (1) (in thousands)
Options outstanding at December 31, 2013	1,190,000	$15.48	9.3	$862
Granted	1,270,000	16.74
Exercised	(28,750)	15.00		74
Forfeited	(266,250)	15.88
Options outstanding at December 31, 2014	2,165,000	$16.17	8.8	$1,890
Granted	588,500	16.49
Exercised	(16,600)	15.16		19
Forfeited	(252,500)	16.57
Options outstanding at December 31, 2015	2,484,400	$16.22	8.0	$1,225
Granted	708,000	14.15
Exercised	(196,000)	16.18		790
Forfeited	(169,900)	16.38
Options outstanding at December 31, 2016	2,826,500	$15.69	7.6	$14,956
Options exercisable at December 31, 2016	1,245,375	$15.94	6.7	$6,276

(1)
Intrinsic value for activities other than exercises is defined as the difference between the grant price and the market value on the last trading day of the period for those stock options where the market value is greater than the exercise price. For exercises, intrinsic value is defined as the difference between the grant price and the market value on the date of exercise.

The following table summarizes the Black-Scholes Option Pricing Model inputs used for valuation of the stock options for Class A common shares granted during the years ended December 31, 2016, 2015 and 2014:

	2016	2015	2014
Weighted-average fair value	$2.82	$4.57	$5.06
Expected term (years)	7.0	7.0	7.0
Dividend yield	3.0%	3.0%	3.0%
Volatility	27.3%	35.9%	38.5%
Risk-free interest rate	1.5%	1.9%	2.2%

The following table summarizes the activity that relates to the Company's restricted stock units under the Plan for the years ended December 31, 2016, 2015 and 2014:

	2016	2015	2014
Restricted stock units at beginning of period	91,650	85,000	—
Units awarded	74,100	44,000	92,000
Units vested	(27,250)	(22,000)	—
Units forfeited	(8,350)	(15,350)	(7,000)
Restricted stock units at end of the period	130,150	91,650	85,000

Total non-cash share-based compensation expense related to stock options and restricted stock units was $3.6 million, $3.1 million and $2.6 million for the years ended December 31, 2016, 2015 and 2014, respectively, of which $2.1 million, $1.9 million and $1.6 million, respectively, related to corporate administrative employees and was included in general and administrative expense and $1.5 million, $1.2 million and $1.0 million, respectively, related to centralized and field property management employees and was included in property management expenses in the consolidated statements of operations.

As of December 31, 2016, there was a total unrecognized compensation cost of $4.1 million for unvested stock options and $1.3 million for unvested restricted stock and restricted stock units, which includes estimated forfeitures. The unrecognized compensation cost for unvested stock options and restricted stock and restricted stock units is expected to be recognized over a weighted-average period of 1.43 and 2.13 years, respectively.

Note 9. Related Party Transactions

As of December 31, 2016, the Company had a net receivable of $30.9 million due from affiliates primarily related to a $25.7 million asset-backed securitization certificate receivable held by AH4R that is related to an asset-backed securitization of the Operating Partnership, which was included in amounts due from affiliates within the consolidated balance sheets. As of December 31, 2015, the Company had a net receivable of $21.6 million due from affiliates primarily related to a $25.7 million asset-backed securitization certificate receivable held by AH4R that is related to an asset-backed securitization of the Operating Partnership, partially offset by a payable to affiliates related to declared and unpaid distributions on Series C convertible units, which was included in amounts due from affiliates within the consolidated balance sheets.

Agreement on Investment Opportunities

In November 2012, the Company entered into an Agreement on Investment Opportunities with AH LLC under which the Operating Partnership paid an acquisition and renovation fee equal to 5% of all costs and expenses we incurred in connection with the initial acquisition, repair and renovation of single-family properties (net of any broker fees received by the Property Manager) for its services in identifying, evaluating, acquiring and overseeing the renovation of the properties we purchase. On June 10, 2013, the Company entered into an Amended and Restated Agreement on Investment Opportunities. Under the terms of the Amended and Restated Agreement on Investment Opportunities, on December 10, 2014, AH LLC ceased providing acquisition and renovation services for us, we stopped paying AH LLC an acquisition and renovation fee, the Company hired all of AH LLC's acquisition and renovation personnel necessary for our operations and AH LLC ceased paying us a monthly fee of $0.1 million for the maintenance and use of certain intellectual property transferred to us once we completed the internalization of management in June 2013. During the year ended December 31, 2014, we incurred $86.0 million in aggregate acquisition and renovation fees to AH LLC prior to the termination of the Amended and Restated Agreement on Investment Opportunities, of which $67.5 million was capitalized related to asset acquisitions and included in the cost of single-family properties and $22.1 million was expensed related to property acquisitions with in-place leases and to the acquisition of Beazer Rental Homes. AH LLC was liquidated during August 2016 with its ownership interests in the Operating Partnership distributed to its members.

Employee Administration Agreement

On June 10, 2013, the Company entered into an employee administration agreement with Malibu Management, Inc. ("MMI"), an affiliate of AH LLC, to obtain the exclusive services of personnel of the Advisor and the Property Manager, who were previously employees of MMI under the direction of AH LLC. Under the terms of the agreement, the Company obtained the exclusive service of the employees dedicated to the Company for all management and other personnel dedicated to the Company's business and were able to direct MMI to implement employment decisions with respect to the employees dedicated to the Company. The Company was required to reimburse MMI through the Operating Partnership for all compensation and benefits and costs associated with the employees dedicated to the Company. The Operating Partnership did not pay any fee or any other form of compensation to MMI. The agreement with MMI terminated on December 31, 2014. Effective January 1, 2015, all employees previously employed by MMI and performing services on the Company's behalf became the Company's employees. Compensation and benefit costs paid by MMI and passed through to the Operating Partnership under the agreement during the year ended December 31, 2014, totaled $41.9 million.

Note 10. Contributions by AH LLC

45 Property Acquisition

On December 12, 2014, the Company and the Operating Partnership entered into a contribution agreement with AH LLC, pursuant to which AH LLC contributed to the Operating Partnership all of AH LLC's interest in 45 properties owned by AH LLC. The value of the properties was determined by broker price opinions prepared by independent third parties. In exchange for the properties, the Operating Partnership issued to AH LLC 653,378 Class A units valued at $17.11 per unit, the closing price on the NYSE for the Company's Class A common shares on December 11, 2014. The Class A units owned by AH LLC were distributed to its individual members when AH LLC was liquidated in August 2016.

Note 11. Acquisitions

2016 Acquisitions

Merger with American Residential Properties, Inc.

On February 29, 2016, the Company completed the ARPI Merger, in which ARPI merged with and into a wholly owned subsidiary of the Operating Partnership in a stock-for-stock transaction, with our subsidiary continuing as the surviving entity. The purpose of this acquisition was to solidify our position as the largest public owner and operator of single-family rental properties, as of the acquisition date, increase scale and achieve operating synergies. ARPI’s portfolio is substantially similar to our own, meets our high-quality portfolio standards and the acquisition of their portfolio has allowed us to add density in key markets. As a result of the ARPI Merger, each holder of ARPI common stock received 1.135 of the Company's Class A common shares for each share of ARPI common stock and each holder of limited partnership interests in ARPI's operating partnership received 1.135 Class A units of the Operating Partnership. The Company issued 36,546,170 Class A common shares in connection with the ARPI Merger, for which the Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the transaction consideration. Additionally, the Operating Partnership issued 1,343,843 Class A units to certain former ARPI employees in connection with the ARPI Merger. The total Class A units issued in connection with the ARPI Merger represented 12.7% of the total common units of the Operating Partnership, on a fully diluted basis assuming the conversion of convertible units into common units, as of the acquisition date. The capital transaction consideration of $530.5 million was calculated based on the 37,890,013 Class A units issued in connection with the ARPI Merger valued at the Company’s closing share price on the acquisition date of $14.00 per share. Transaction costs incurred by the Operating Partnership related to the ARPI Merger totaled $7.4 million, of which $5.8 million and $1.6 million was incurred during the years ended December 31, 2016 and 2015, respectively.

The following table summarizes the allocation of the estimated fair values of the assets and liabilities acquired as part of the ARPI Merger as of the acquisition date (in thousands):

Net assets acquired
Land	$262,396
Buildings and improvements	1,014,857
Cash and cash equivalents	15,499
Restricted cash	9,521
Rent and other receivables	843
Escrow deposits, prepaid expenses and other assets	35,134
In-place leases	22,696
Accounts payable and accrued expenses	(38,485)
Net assets acquired	1,322,461

Debt assumed or extinguished
Credit facility	350,000
Exchangeable senior notes	112,298
Asset-backed securitization	329,703
Total debt assumed or extinguished	792,001

Capital transaction consideration	530,460

Total transaction consideration	$1,322,461

Since the completion of the ARPI Merger, the Operating Partnership has consolidated the 8,936 single-family properties acquired as part of the transaction and the related results of these operations are reflected in the Operating Partnership’s consolidated financial statements.

The following table presents the total revenues and net income attributable to the ARPI Merger that are included in our consolidated statements of operations for the year ended December 31, 2016 (in thousands):

For the Period from February 29, 2016 to December 31, 2016
Total revenues	$119,245
Net income	$1,237

Pro Forma Supplemental Information

The following table presents the Operating Partnership’s supplemental consolidated pro forma total revenues and net loss as if the ARPI Merger had occurred on January 1, 2015 (in thousands, except per share amounts):

	For the Years Ended December 31,
	2016	2015
Pro forma total revenues (1)	$900,958	$754,710
Pro forma net loss (1)	$(8,989)	$(54,995)
Pro forma net loss per unit (1)	$(0.22)	$(0.37)

(1)
This unaudited pro forma supplemental information does not purport to be indicative of what the Operating Partnership’s operating results would have been had the ARPI Merger occurred on January 1, 2015.

2015 Acquisitions

RJ American Homes 4 Rent One, LLC and RJ American Homes 4 Rent Two, LLC Acquisition

In October 2015, the Operating Partnership acquired the remaining 67% outside ownership interest in two of its consolidated joint ventures, RJ American Homes 4 Rent One, LLC and RJ American Homes 4 Rent Two, LLC, which own a total of 377 single-family properties, for a purchase price of $44.4 million. As our investments in these joint ventures were already previously accounted for as consolidated joint ventures, this acquisition was recorded in capital and the 377 properties continue to be accounted for using the same historical cost basis.

2014 Acquisitions

Ellington Portfolio Acquisition

On December 31, 2014, the Operating Partnership acquired a 100% ownership interest in a portfolio of 914 homes located in markets in Arizona, Colorado, Georgia, North Carolina, Tennessee and Texas for a total purchase price of approximately $126.0 million, which included $74.4 million in cash and the assumption of $51.6 million of debt (the "Ellington Portfolio Acquisition"). The debt consists of a 5-year note payable, which is secured by a first priority mortgage on 583 of the homes, and has a fixed interest rate of 4.06% and a maturity date of July 1, 2019. The Operating Partnership completed the Ellington Portfolio Acquisition for the purpose of acquiring a portfolio of 914 single-family properties, which was 96.3% leased as of the acquisition date.

The following table summarizes the estimated fair values of the assets and liabilities acquired as part of the Ellington Portfolio Acquisition as of the acquisition date (in thousands):

Land	$25,615
Buildings and improvements	98,117
In-place leases	2,268
Secured note payable	(51,644)
Estimated fair value of assets and liabilities acquired	$74,356

The 914 single-family properties acquired as part of the transaction on December 31, 2014, were consolidated into the Operating Partnership's portfolio and reflected in its consolidated financial statements.

Beazer Rental Homes Acquisition

On July 1, 2014, the Operating Partnership completed the acquisition of Beazer Rental Homes for the purpose of acquiring a 100% ownership interest in a portfolio of 1,372 homes located in markets in Arizona, California, Florida and Nevada (the "Beazer Rental Homes Acquisition"). The Beazer Rental Homes Acquisition was completed pursuant to an Agreement and Plan of Merger by and among American Homes 4 Rent, AMH Portfolio One, LLC, a wholly owned subsidiary of the Operating Partnership ("Merger Sub"), and representatives of the Beazer shareholders, dated as of July 1, 2014 (the "Merger Agreement"). As provided in the Merger Agreement, the acquisition was completed as a tax-free merger of Beazer Rental Homes with Merger Sub. The merger consideration to the security holders of Beazer Rental Homes consisted of 8,158,001 Class A common shares in the Company, $5.0 million of cash to be held in an indemnification escrow for a period of six months and extinguishment of $108.2 million outstanding under the Beazer Rental Homes credit facility. The Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the transaction consideration. The fair value of the Class A common shares issued has been estimated to be $144.8 million, which has been determined using the closing price of the Company's Class A common shares on the date of the Beazer Rental

Homes Acquisition. As of December 31, 2014, the Operating Partnership estimated that approximately $0.6 million would be withheld from the $5.0 million indemnification escrow to satisfy certain representation and warranty provisions in accordance with the Merger Agreement. Accordingly, the remaining $4.4 million indemnification escrow was recognized within total merger consideration as of December 31, 2014, with a corresponding liability included in accounts payable and accrued expenses in the consolidated balance sheets.

The following table summarizes the estimated fair values of the assets and liabilities acquired as part of the Beazer Rental Homes Acquisition as of the acquisition date (in thousands):

Land	$60,866
Buildings and improvements	193,506
Cash and cash equivalents	2,197
In-place leases	2,655
Other current assets and liabilities, net	(1,785)
Estimated fair value of assets and liabilities acquired	$257,439

Since the date of the Beazer Rental Homes Acquisition, the Operating Partnership has consolidated the 1,372 single-family properties acquired as part of the transaction and the related results of these operations are reflected in the Operating Partnership's consolidated financial statements.

The following table presents the total revenues and net income attributable to the Operating Partnership's 2014 year acquisitions that were included in our consolidated statement of operations for the year ended December 31, 2014 (in thousands):

	Beazer	Ellington
	Period from July 1, 2014 to December 31, 2014	Period from December 31, 2014 to December 31, 2014
Total revenues	$10,422	$—
Net income	$1,713	$—

Pro Forma Supplemental Information

The following table presents the Operating Partnership's supplemental consolidated unaudited pro forma total revenues and net income as if the Ellington Portfolio Acquisition and the Beazer Rental Homes Acquisition had occurred on January 1, 2013 (in thousands):

	For the Years Ended December 31,
	2014	2013
Pro forma total revenues (1)	$421,033	$176,340
Pro forma net loss (1)	$(32,858)	$(32,161)

(1)
This unaudited pro forma supplemental information does not purport to be indicative of what the Operating Partnership's operating results would have been had the Ellington Portfolio Acquisition and the Beazer Rental Homes Acquisition occurred on January 1, 2013.

Note 12. Earnings per Unit

The following table reflects the computation of net loss per common unit on a basic and diluted basis for the years ended December 31, 2016, 2015 and 2014 (in thousands, except unit and per unit data):

	For the Years Ended December 31,
	2016	2015	2014
Numerator:
Net income (loss)	$10,446	$(47,948)	$(33,092)
Noncontrolling interest	(562)	(157)	(263)
Preferred distributions	40,237	22,276	18,928
Income allocated to limited partner	10,730	20,212	19,855
Numerator for income (loss) available to common unitholders—basic and diluted	$(39,959)	$(90,279)	$(71,612)

Denominator:
Weighted-average common units outstanding (1)	277,912,532	225,040,781	210,171,851

Net loss per common unit—basic and diluted	$(0.14)	$(0.40)	$(0.34)

(1)
Total weighted-average common units for the years ended December 31, 2016, 2015 and 2014, excludes an aggregate of 32,914,593, 19,636,050 and 19,310,000, respectively, of participating preferred units, common units issuable upon exercise of stock options, restricted stock units and common units issuable upon conversion of our exchangeable senior notes from dilutive securities because they were antidilutive due to the net loss attributable to common unitholders in those periods.

$0.61, $0.60 and $0.60 of net income per basic and diluted unit were allocated to Series C convertible units during the years ended December 31, 2016, 2015 and 2014, respectively, and $1.32, zero and zero of net income per basic and diluted unit were allocated to Series D convertible units during the years ended December 31, 2016, 2015 and 2014, respectively. There was no income or loss allocated to Series E convertible units during the years ended December 31, 2016, 2015 and 2014.

Note 13. Commitments and Contingencies

As part of our operations, we lease office space for our corporate and property management offices under non-cancelable operating lease agreements, which expire on various dates through 2021.

Rent expense related to our operating leases for the years ended December 31, 2016, 2015 and 2014, was as follows (in thousands):

	For the Years Ended December 31,
	2016	2015	2014
Rent expense	$2,124	$2,099	$1,867
Less: income from subleases	(187)	(9)	(11)
Net rent expense	$1,937	$2,090	$1,856

Future lease obligations under our operating leases as of December 31, 2016, were as follows (in thousands):

Year
2017	$1,159
2018	925
2019	522
2020	278
2021	138
Thereafter	—
Total lease commitments	3,022
Less: income from subleases	(768)
Net lease commitments	$2,254

As of December 31, 2016 and 2015, we had commitments to acquire 203 and 12 single-family properties, respectively, with an aggregate purchase price of $41.7 million and $1.7 million, respectively.

As of December 31, 2016, we had sales in escrow for approximately 57 of our single-family properties for an aggregate selling price of $6.6 million.

The Company has a retirement savings plan pursuant to Section 401(k) of the Code whereby its employees may contribute a portion of their compensation to their respective retirement accounts in an amount not to exceed the maximum allowed under the Code. In addition to employee contributions, the Company has elected to provide company contributions through the Operating Partnership (subject to statutory limitations), which amounted to approximately $0.7 million, $0.5 million and $0.3 million for the years ended December 31, 2016, 2015 and 2014, respectively.

We are involved in various legal and administrative proceedings that are incidental to our business. We believe these matters will not have a materially adverse effect on our financial position or results of operations upon resolution.

Note 14. Noncash Transactions

On February 29, 2016, the Company completed the ARPI Merger in a stock-for-stock transaction. Each holder of ARPI common stock received 1.135 of the Company's Class A common shares for each share of ARPI common stock and each holder of limited partnership interests in ARPI's operating partnership received 1.135 Class A units of the Operating Partnership. The Company issued 36,546,170 Class A common shares in connection with the ARPI Merger, for which the Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the transaction consideration. Additionally, the Operating Partnership issued 1,343,843 Class A units to certain former ARPI employees in connection with the ARPI Merger. The total Class A units issued in connection with the ARPI Merger represented 12.7% of the total common units of the Operating Partnership, on a fully diluted basis assuming the conversion of convertible units into common units, as of the acquisition date (see Note 11).

On December 12, 2014, the Operating Partnership issued 653,378 Class A units valued at $17.11 per unit to AH LLC for a total consideration value of $11.2 million in exchange for 45 single-family properties (see Note 10).

On July 1, 2014, the Company acquired Beazer Rental Homes for a total purchase price of $257.4 million including the issuance of 8,158,001 Class A common shares in the Company, for which the Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the transaction consideration (see Note 11).

Note 15. Fair Value

The carrying amount of rents and other receivables, restricted cash, escrow deposits, prepaid expenses and other assets, and accounts payable and accrued expenses approximate fair value because of the short maturity of these amounts. As of December 31, 2016, the Operating Partnership’s interest rate cap agreement and participating preferred units derivative liability were the only financial instruments recorded at fair value on a recurring basis in the consolidated financial statements.

Our credit facilities, term loan facility, asset-backed securitizations and secured note payable are also financial instruments, which are classified as Level 3 in the fair value hierarchy as they were estimated by using unobservable inputs. We estimated their fair values by modeling the contractual cash flows required under the instruments and discounting them back to their present values using estimates of current market rates. Our exchangeable senior notes are also financial instruments, which are classified as Level 2 in the fair value hierarchy as their fair value is estimated using observable inputs, based on the market value of the last trade at the end of the period.

The following table displays the carrying values and fair values of our debt instruments as of December 31, 2016 and 2015 (in thousands):

	December 31, 2016		December 31, 2015
	Carrying Value	Fair Value	Carrying Value	Fair Value
AH4R 2014-SFR1 securitization	$456,074	$465,343	$473,755	$472,258
AH4R 2014-SFR2 securitization	501,810	510,941	507,305	476,952
AH4R 2014-SFR3 securitization	517,827	530,549	523,109	489,448
AH4R 2015-SFR1 securitization	543,480	553,689	549,121	496,673
AH4R 2015-SFR2 securitization	472,043	483,901	476,920	433,633
Total asset-backed securitizations (1)	2,491,234	2,544,423	2,530,210	2,368,964
Exchangeable senior notes, net (2)	108,148	142,808	—	—
Secured note payable	49,828	50,053	50,752	48,631
Term loan facility (3)	325,000	325,000	—	—
Total debt	$2,974,210	$3,062,284	$2,580,962	$2,417,595

(1)	The carrying values of the asset-backed securitizations exclude $48.4 million and $56.6 million of deferred financing costs as of December 31, 2016, and December 31, 2015, respectively.

(2)	The carrying value of the exchangeable senior notes, net is presented net of an unamortized discount.

(3)
The carrying value of the term loan facility excludes $3.3 million of deferred financing costs as of December 31, 2016. As our term loan facility bears interest at a floating rate based on an index plus a spread, management believes that the carrying value of the term loan facility reasonably approximates fair value.

Valuation of the participating preferred units derivative liability considers scenarios in which the participating preferred units would be redeemed or converted into common units and the subsequent payoffs under those scenarios. The valuation also considers certain variables such as the risk-free rate matching the assumed timing of either redemption or conversion, volatility of the underlying home price appreciation index, dividend payments, conversion rates, the assumed timing of either redemption or conversion and an assumed drift factor in home price appreciation across certain metropolitan statistical areas, or MSAs, as outlined in the agreement.

The following tables set forth the fair value of the contingently convertible Series E units liability and preferred units derivative liability as of December 31, 2016 and 2015 (in thousands):

	December 31, 2016
Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Participating preferred units derivative liability	$—	$—	$69,810	$69,810

	December 31, 2015
Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Contingently convertible Series E units liability	$—	$—	$69,957	$69,957
Participating preferred units derivative liability	$—	$—	$62,790	$62,790

The following table presents changes in the fair values of our Level 3 financial instruments, consisting of our contingently convertible Series E units liability and preferred units derivative liability, which are measured on a recurring basis with changes in fair value recognized in remeasurement of Series E convertible units and remeasurement of preferred units, respectively, in the consolidated statements of operations, for the years ended December 31, 2016 and 2015 (in thousands):

Description	January 1, 2016	Conversions	Gain and remeasurement included in earnings	December 31, 2016
Liabilities:
Contingently convertible Series E units liability	$69,957	$(58,494)	$(11,463)	$—
Participating preferred units derivative liability	$62,790	$—	$7,020	$69,810

Description	January 1, 2015	Conversions	Remeasurement included in earnings	December 31, 2015
Liabilities:
Contingently convertible Series E units liability	$72,057	$—	$(2,100)	$69,957
Participating preferred units derivative liability	$57,960	$—	$4,830	$62,790

Changes in inputs or assumptions used to value the participating preferred units derivative liability may have a material impact on the resulting valuation.

Note 16. Quarterly Financial Information (unaudited)

	Quarter
	First	Second	Third	Fourth
2016
Rents from single-family properties	$167,995	$193,491	$197,137	$198,980
Net income (loss)	$5,028	$(3,753)	$(167)	$9,338
Net loss attributable to common unitholders	$(3,627)	$(11,020)	$(21,179)	$(4,133)
Net loss attributable to common unitholders per unit—basic and diluted	$(0.01)	$(0.04)	$(0.07)	$(0.01)

	Quarter
	First	Second	Third	Fourth
2015
Rents from single-family properties	$120,680	$137,818	$148,815	$152,406
Net loss	$(8,265)	$(8,398)	$(19,938)	$(11,347)
Net loss attributable to common unitholders	$(18,980)	$(18,882)	$(30,545)	$(21,872)
Net loss attributable to common unitholders per unit—basic and diluted	$(0.08)	$(0.08)	$(0.14)	$(0.10)

Note 17. Condensed Consolidating Financial Statements

Pursuant to Rule 3-10 of Regulation S-X, the following condensed consolidating financial information is provided for the Operating Partnership, including American Homes 4 Rent, L.P. (the “Parent Company”), American Residential Properties OP, L.P (the “Guarantor Subsidiary”), which is a 100% owned subsidiary of the Parent Company, and the Combined Non-Guarantor Subsidiaries. This summarized financial information may not necessarily be indicative of the results of operations or financial position had the Parent Company, the Guarantor Subsidiary or the Combined Non-Guarantor Subsidiaries operated as independent entities. In addition, the Operating Partnership acquired the Guarantor Subsidiary on February 29, 2016. Accordingly, the information presented for the Guarantor Subsidiary does not reflect a full year of operating results. All intercompany balances and transactions between the Parent Company, the Guarantor Subsidiary and the Non-Guarantor Subsidiaries have been eliminated as shown in the “Consolidating Adjustments” column. All assets and liabilities have been allocated to the Parent Company, the Guarantor Subsidiary and the Combined Non-Guarantor Subsidiaries based on legal entity ownership.

American Homes 4 Rent, L.P. and Subsidiaries
Condensed Consolidating Balance Sheet
(Amounts in thousands)

	As of December 31, 2016
	American Homes 4 Rent, L.P. (Parent Company)	American Residential Properties OP, L.P. (Guarantor Subsidiary)	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Assets
Single-family properties, net	$—	$4,838	$7,543,018	$—	$7,547,856
Cash and cash equivalents	76,913	—	41,886	—	118,799
Restricted cash	—	62	131,380	—	131,442
Rent and other receivables, net	131	144	17,343	—	17,618
Intercompany receivables	133,808	—	—	(133,808)	—
Escrow deposits, prepaid expenses and other assets, including due from affiliates	57,543	170	101,547	—	159,260
Investments in subsidiaries	4,928,974	116,242	—	(5,045,216)	—
Deferred costs and other intangibles, net	7,724	3	4,229	—	11,956
Goodwill	120,279	—	—	—	120,279
Total assets	$5,325,372	$121,459	$7,839,403	$(5,179,024)	$8,107,210

Liabilities
Revolving credit facility	$—	$—	$—	$—	$—
Term loan facility, net	321,735	—	—	—	321,735
Asset-backed securitizations, net	—	—	2,442,863	—	2,442,863
Exchangeable senior notes, net	—	108,148	—	—	108,148
Secured note payable	—	—	49,828	—	49,828
Accounts payable and accrued expenses	1,715	3,708	171,783	—	177,206
Intercompany payables	—	8,393	125,415	(133,808)	—
Participating preferred units derivative liability	69,810	—	—	—	69,810
Total liabilities	393,260	120,249	2,789,889	(133,808)	3,169,590

Capital
Partners' capital:
General partner:
Common units	3,351,022	1,210	5,050,976	(5,045,216)	3,357,992
Preferred units	834,849	—	—	—	834,849
Limited partner:
Common units	746,174	—	—	—	746,174
Accumulated other comprehensive income	67	—	28	—	95
Total partners' capital:	4,932,112	1,210	5,051,004	(5,045,216)	4,939,110

Noncontrolling interest	—	—	(1,490)	—	(1,490)
Total capital	4,932,112	1,210	5,049,514	(5,045,216)	4,937,620

Total liabilities and capital	$5,325,372	$121,459	$7,839,403	$(5,179,024)	$8,107,210

American Homes 4 Rent, L.P. and Subsidiaries
Condensed Consolidating Statement of Operations
(Amounts in thousands)

	For the Year Ended December 31, 2016
	American Homes 4 Rent, L.P. (Parent Company)	American Residential Properties OP, L.P. (Guarantor Subsidiary)	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Revenues:
Rents from single-family properties	$—	$436	$757,167	$—	$757,603
Fees from single-family properties	—	4	10,230	—	10,234
Tenant charge-backs	—	16	95,238	—	95,254
Other	612	—	15,186	—	15,798
Total revenues	612	456	877,821	—	878,889

Expenses:
Property operating expenses	—	161	317,149	—	317,310
Property management expenses	—	26	70,698	—	70,724
General and administrative expense	19,339	75	13,654	—	33,068
Interest expense	11,306	5,935	113,606	—	130,847
Acquisition fees and costs expensed	6,119	—	5,324	—	11,443
Depreciation and amortization	1,221	106	297,350	—	298,677
Other	133	60	11,785	—	11,978
Total expenses	38,118	6,363	829,566	—	874,047

Intercompany income	413	—	502	(915)	—
Intercompany expenses	(502)	—	(413)	915	—
Gain on sale of single-family properties and other, net	—	147	14,422	—	14,569
Loss on early extinguishment of debt	(2,724)	—	(10,684)	—	(13,408)
Gain on conversion of Series E units	11,463	—	—	—	11,463
Remeasurement of participating preferred units	(7,020)	—	—	—	(7,020)
Equity in income of subsidiaries	46,884	1	—	(46,885)	—

Net income (loss)	11,008	(5,759)	52,082	(46,885)	10,446

Noncontrolling interest	—	—	(562)	—	(562)
Preferred distributions	40,237	—	—	—	40,237
Income allocated to Series C and D limited partners	10,730	—	—	—	10,730

Net (loss) income attributable to common unitholders	$(39,959)	$(5,759)	$52,644	$(46,885)	$(39,959)

American Homes 4 Rent, L.P. and Subsidiaries
Condensed Consolidating Statement of Comprehensive Income (Loss)
(Amounts in thousands)

	For the Year Ended December 31, 2016
	American Homes 4 Rent, L.P. (Parent Company)	American Residential Properties OP, L.P. (Guarantor Subsidiary)	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Net income (loss)	$11,008	$(5,759)	$52,082	$(46,885)	$10,446
Other comprehensive income:
Unrealized gain on interest rate cap agreement:
Reclassification adjustment for amortization of interest expense included in net income (loss)	—	—	130	—	130
Unrealized gain on investment in equity securities	67	—	—	—	67
Other comprehensive income	67	—	130	—	197
Comprehensive income (loss)	11,075	(5,759)	52,212	(46,885)	10,643
Comprehensive loss attributable to noncontrolling interests	—	—	(562)	—	(562)
Preferred distributions	40,237	—	—	—	40,237
Income allocated to Series C and D limited partners	10,730	—	—	—	10,730
Comprehensive (loss) income attributable to common unitholders	$(39,892)	$(5,759)	$52,774	$(46,885)	$(39,762)

American Homes 4 Rent, L.P. and Subsidiaries
Condensed Consolidating Statement of Cash Flows
(Amounts in thousands)

	For the Year Ended December 31, 2016
	American Homes 4 Rent, L.P. (Parent Company)	American Residential Properties OP, L.P. (Guarantor Subsidiary)	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated Total
Operating activities
Net cash (used for) provided by operating activities	$(137,991)	$5,692	$411,166	$—	$278,867

Investing activities
Cash paid for single-family properties	—	—	(252,841)	—	(252,841)
Change in escrow deposits for purchase of single-family properties	—	—	(312)	—	(312)
Cash acquired in noncash business combinations	—	3,317	21,703	—	25,020
Payoff of credit facility in connection with ARPI merger	(350,000)	—	—	—	(350,000)
Net proceeds received from sales of single-family properties and other	—	603	87,987	—	88,590
Net proceeds received from sales of non-performing loans	—	—	47,186	—	47,186
Purchase of commercial office buildings	(20,056)	—	(7,049)	—	(27,105)
Collections from mortgage financing receivables	—	—	19,425	—	19,425
Distributions from unconsolidated joint ventures	7,200	—	1,147	—	8,347
Collections from intercompany notes	19,092	—	—	(19,092)	—
Investments in subsidiaries	(155,139)	(9,508)	—	164,647	—
Renovations to single-family properties	—	(41)	(39,871)	—	(39,912)
Other capital expenditures for single-family properties	—	—	(27,807)	—	(27,807)
Other purchases of productive assets	(4,576)	—	(8,413)	—	(12,989)
Net cash (used for) provided by investing activities	(503,479)	(5,629)	(158,845)	145,555	(522,398)

Financing activities
Proceeds from issuance of Class A common units	102,830	—	—	—	102,830
Payments of Class A common unit offering costs	(227)	—	—	—	(227)
Proceeds from issuance of perpetual preferred units	498,750	—	—	—	498,750
Payments of perpetual preferred units issuance costs	(15,938)	—	—	—	(15,938)
Proceeds from exercise of stock options	3,171	—	—	—	3,171
Repurchase of Class A common units	(96,098)	—	—	—	(96,098)
Redemptions of Class A units	(399)	—	—	—	(399)
Payments on asset-backed securitizations	—	—	(381,117)	—	(381,117)
Proceeds from revolving credit facilities	951,000	—	—	—	951,000
Payments on revolving credit facilities	(951,000)	—	—	—	(951,000)
Proceeds from term loan facility	325,000	—	—	—	325,000
Payments on secured note payable	—	—	(924)	—	(924)
Payments on intercompany notes borrowed	—	—	(19,092)	19,092	—
Intercompany financing and distributions to parent	—	(1)	164,648	(164,647)	—
Distributions to noncontrolling interests	—	—	(230)	—	(230)
Distributions to common unitholders	(58,445)	—	—	—	(58,445)
Distributions to preferred unitholders	(40,237)	—	—	—	(40,237)
Distributions to Series C and D convertible unitholders	(856)	—	—	—	(856)
Deferred financing costs paid	(10,436)	—	(40)	—	(10,476)
Net cash provided by (used for) financing activities	707,115	(1)	(236,755)	(145,555)	324,804

Net increase in cash, cash equivalents and restricted cash	65,645	62	15,566	—	81,273
Cash, cash equivalents and restricted cash, beginning of period	11,268	—	157,700	—	168,968
Cash, cash equivalents and restricted cash, end of period	$76,913	$62	$173,266	$—	$250,241

Supplemental cash flow information
Cash payments for interest, net of amounts capitalized	$(8,774)	$(3,115)	$(103,925)	$—	$(115,814)

Supplemental schedule of noncash investing and financing activities
Accounts payable and accrued expenses related to property acquisitions and renovations	$—	$—	$(2,876)	$—	$(2,876)
Conversion of nonperforming loans to properties	$—	$—	$3,554	$—	$3,554
Merger with ARPI
Single-family properties	$—	$5,898	$1,271,355	$—	$1,277,253
Rent and other receivables, net	$—	$50	$793	$—	$843
Escrow deposits, prepaid expenses and other assets	$—	$666	$34,468	$—	$35,134
Deferred costs and other intangibles, net	$—	$109	$22,587	$—	$22,696
Asset-backed securitization	$—	$—	$(329,703)	$—	$(329,703)
Exchangeable senior notes, net	$—	$(112,298)	$—	$—	$(112,298)
Accounts payable and accrued expenses	$(8,660)	$(4,475)	$(25,350)	$—	$(38,485)
Class A common units issued	$(530,460)	$—	$—	$—	$(530,460)

Note 18. Subsequent Events

Credit Facilities

In June 2017, the Operating Partnership amended our credit agreement, which expanded our borrowing capacity on the revolving credit facility to $800.0 million and reduced the term loan facility to $200.0 million, lowered our cost of borrowing and provides a more flexible borrowing structure. From January 1, 2017, through December 1, 2017, the Operating Partnership paid down $125.0 million on our term loan facility, resulting in no outstanding borrowings under our revolving credit facility and $200.0 million outstanding on our term loan facility as of December 1, 2017.

Early Extinguishment of Debt

In April 2017, the Operating Partnership paid off the outstanding principal on the 2014-SFR1 securitization of approximately $455.4 million using proceeds from Class A common units issued in the first quarter of 2017 and available cash, which resulted in $6.6 million of charges primarily related to the write-off of unamortized deferred financing costs. The payoff of the 2014-SFR1 securitization also resulted in the release of the 3,799 homes pledged as collateral and $9.4 million of restricted cash for lender requirements.

Class A Unit Issuances

In March 2017, the Company issued 14,842,982 Class A common shares of beneficial interest, $0.01 par value per share, in an underwritten public offering and concurrent private placement, raising gross proceeds to the Company of $336.5 million after underwriter's discount and before offering costs of approximately $0.3 million. The Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the net proceeds from the issuance.

In August 2017, the Company issued 13,800,000 Class A common shares of beneficial interest, $0.01 par value per share, in an underwritten public offering, raising gross proceeds of $312.0 million before offering costs of approximately $9.2 million. The Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the net proceeds from the issuance.

At-the-Market Common Share Offering Program
In August 2017, the Company established an at-the-market common share offering program (the "At-the-Market Program"), which replaced the previous program (the "Original At-the-Market Program"), under which the Company may issue Class A common shares from time to time through various sales agents up to an aggregate of $500.0 million. The Company may suspend or terminate the program at any time. From January 1, 2017, through December 1, 2017, the Company issued and sold 2.0 million Class A common shares under the Original At-the-Market Program for gross proceeds of $46.2 million, or $22.74 per share, and net proceeds of $45.6 million, after commissions and other expenses of approximately $0.6 million. The Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the net proceeds from the share issuances. As of December 1, 2017, $500.0 million remained available for future share issuances under the At-the-Market Program.

Conversion of Series A and B Participating Preferred Units into Class A Units

On October 3, 2017, the Company converted all 5,060,000 shares of the outstanding 5.0% Series A participating preferred shares and all 4,400,000 shares of the outstanding 5.0% Series B participating preferred shares into 12,398,276 Class A common shares, in accordance with the conversion terms in the Articles Supplementary, based on a conversion ratio of 1.3106 Class A common shares issued per Series A and B participating preferred share. The Operating Partnership also converted its corresponding Series A and B participating preferred units into Class A units on October 3, 2017.

Perpetual Preferred Unit Issuances

In April 2017, the Company issued 6,200,000 5.875% Series F cumulative redeemable perpetual preferred shares in an underwritten public offering, raising gross proceeds of $155.0 million before offering costs of approximately $5.3 million, with a liquidation preference of $25.00 per share. The Operating Partnership issued an equivalent number of the same class of perpetual preferred units to AH4R in exchange for the net proceeds from the share issuance.

In July 2017, the Company issued 4,600,000 5.875% Series G cumulative redeemable perpetual preferred shares in an underwritten public offering, raising gross proceeds of $115.0 million before offering costs of approximately $4.1 million, with a liquidation preference of $25.00 per share. The Operating Partnership issued an equivalent number of the same class of perpetual preferred units to AH4R in exchange for the net proceeds from the share issuance.

Declaration of Distributions

From January 1, 2017, through December 1, 2017, the Company's board of trustees declared distributions relating to the four quarters of 2017 that totaled $0.20 per Class A common unit, $0.94 per unit on the 5.0% Series A participating preferred units, $0.94 per unit on the 5.0% Series B participating preferred units, $1.38 per unit on the 5.5% Series C participating preferred units, $1.63 per unit on the 6.5% Series D perpetual preferred units, $1.59 per unit on the 6.35% Series E perpetual preferred units, $1.01 per unit on the 5.875% Series F perpetual preferred units, and $0.67 per unit on the 5.875% Series G perpetual preferred units.

Hurricanes Harvey and Irma

Hurricanes Harvey and Irma impacted certain properties in our Houston, Florida and Southeast markets during the third quarter of 2017. Approximately 140 homes sustained major damage and nearly 3,400 homes incurred minor damage, consisting primarily of downed trees and damaged roofs and fences. The Company’s property and casualty insurance policies provide coverage for wind and flood damage, as well as business interruption costs, during the period of remediation and repairs, subject to deductibles and limits. From January 1, 2017, through December 1, 2017, the Company recognized a $12.6 million impairment charge to write down the net book values of the impacted properties, of which we believe it is probable that we will recover an estimated $11.0 million through insurance claims, and accrued $8.5 million of additional repair, remediation and other costs. After the $12.6 million impairment charge, the impacted properties had an aggregate net book value of $8.3 million.

American Homes 4 Rent, L.P. and Subsidiaries
Schedule III—Real Estate and Accumulated Depreciation as of December 31, 2016
(Amounts in thousands)

			Initial Cost to Operating Partnership		Cost Capitalized Subsequent to Acquisition	Total Cost as of December 31, 2016
Market	Number of Single-Family Homes	Gross Book Value of Encumbered Assets	Land	Buildings and Improvements	Buildings and Improvements	Land	Buildings and Improvements	Total	Accumulated Depreciation (1)	Net Cost Basis	Date of Acquisition
Albuquerque	214	$—	$6,550	$24,368	$3,522	$6,550	$27,890	$34,440	$(3,430)	$31,010	2013-2016
Atlanta	4,079	276,539	120,969	463,252	81,474	120,969	544,726	665,695	(46,519)	619,176	2012-2016
Augusta	235	14,234	6,768	27,065	3,906	6,768	30,971	37,739	(3,029)	34,710	2013-2016
Austin	696	54,769	16,256	75,155	14,005	16,256	89,160	105,416	(10,268)	95,148	2012-2016
Bay Area	120	9,123	8,259	23,485	2,038	8,259	25,523	33,782	(3,014)	30,768	2012-2014
Boise	289	7,618	8,063	29,324	3,647	8,063	32,971	41,034	(3,940)	37,094	2013-2015
Central Valley	224	3,591	8,732	26,322	2,971	8,732	29,293	38,025	(3,497)	34,528	2012-2016
Charleston	766	79,831	27,041	97,859	13,424	27,041	111,283	138,324	(10,261)	128,063	2012-2016
Charlotte	2,867	288,373	100,835	358,273	41,926	100,835	400,199	501,034	(35,682)	465,352	2012-2016
Cincinnati	1,953	229,700	60,257	239,373	36,182	60,257	275,555	335,812	(32,050)	303,762	2012-2016
Colorado Springs	22	—	903	2,951	620	903	3,571	4,474	(482)	3,992	2013
Columbia	297	32,676	6,902	34,318	4,251	6,902	38,569	45,471	(4,427)	41,044	2013-2015
Columbus	1,559	132,518	41,018	171,244	31,141	41,018	202,385	243,403	(21,372)	222,031	2012-2016
Corpus Christi	223	—	1,843	33,756	2,509	1,843	36,265	38,108	(1,059)	37,049	2016
Dallas-Fort Worth	4,348	382,668	110,905	511,800	79,594	110,905	591,394	702,299	(57,388)	644,911	2012-2016
Denver	666	—	32,909	133,383	16,292	32,909	149,675	182,584	(14,900)	167,684	2012-2015
Fort Myers	6	792	172	822	135	172	957	1,129	(128)	1,001	2012-2013
Greater Chicago area, IL and IN	2,501	211,475	67,726	281,714	54,590	67,726	336,304	404,030	(37,436)	366,594	2012-2016
Greensboro	659	47,623	18,326	83,380	9,104	18,326	92,484	110,810	(9,737)	101,073	2013-2016
Greenville	646	74,371	16,087	84,539	10,069	16,087	94,608	110,695	(10,244)	100,451	2013-2016
Houston	3,157	257,023	65,518	391,141	56,416	65,518	447,557	513,075	(39,173)	473,902	2012-2016
Indianapolis	3,288	300,988	78,074	317,682	53,333	78,074	371,015	449,089	(44,639)	404,450	2012-2016
Inland Empire	366	—	33,947	46,441	5,376	33,947	51,817	85,764	(2,912)	82,852	2012-2016
Jacksonville	1,668	96,944	45,097	177,385	34,438	45,097	211,823	256,920	(24,092)	232,828	2012-2016
Knoxville	320	17,274	10,338	49,098	4,491	10,338	53,589	63,927	(6,142)	57,785	2013-2016
Las Vegas	1,032	89,617	30,924	128,759	19,494	30,924	148,253	179,177	(18,650)	160,527	2011-2016
Memphis	584	32,162	17,490	64,508	10,366	17,490	74,874	92,364	(6,752)	85,612	2013-2015
Miami	260	20,033	5,300	34,223	6,566	5,300	40,789	46,089	(4,641)	41,448	2012-2016
Milwaukee	125	—	7,374	21,964	2,150	7,374	24,114	31,488	(3,308)	28,180	2013
Nashville	2,433	172,473	91,494	352,654	37,615	91,494	390,269	481,763	(33,803)	447,960	2012-2016
Oklahoma City	412	23,356	11,173	57,641	6,606	11,173	64,247	75,420	(5,924)	69,496	2012-2016
Orlando	1,562	61,131	55,304	182,173	27,409	55,304	209,582	264,886	(20,066)	244,820	2011-2016
Phoenix	2,783	122,104	118,022	292,454	38,378	118,022	330,832	448,854	(29,502)	419,352	2011-2016
Portland	207	24,121	14,491	23,980	1,992	14,491	25,972	40,463	(3,338)	37,125	2013-2015
Raleigh	1,842	205,160	60,896	234,760	27,267	60,896	262,027	322,923	(25,381)	297,542	2012-2016
Salt Lake City	1,048	150,712	58,513	149,603	22,673	58,513	172,276	230,789	(20,966)	209,823	2012-2015
San Antonio	1,019	84,009	29,716	109,884	18,252	29,716	128,136	157,852	(12,182)	145,670	2012-2016
Savannah/Hilton Head	559	39,624	17,016	66,878	7,979	17,016	74,857	91,873	(5,574)	86,299	2013-2016
Seattle	478	27,936	28,955	78,582	5,647	28,955	84,229	113,184	(6,090)	107,094	2012-2016
Tampa	1,760	111,989	63,272	232,244	32,808	63,272	265,052	328,324	(29,292)	299,032	2012-2016
Tucson	387	43,407	7,812	37,208	7,215	7,812	44,423	52,235	(6,673)	45,562	2011-2014
Winston Salem	762	33,793	17,071	87,919	8,813	17,071	96,732	113,803	(8,747)	105,056	2013-2016
Total	48,422	$3,759,757	$1,528,318	$5,839,564	$846,684	$1,528,318	$6,686,248	$8,214,566	$(666,710)	$7,547,856

(1)    The aggregate cost of consolidated real estate in the table above for federal income tax purposes was $8.1 billion as of December 31, 2016.

American Homes 4 Rent, L.P. and Subsidiaries
Schedule III—Real Estate and Accumulated Depreciation as of December 31, 2016 (Continued)
(Amounts in thousands)
Change in Total Real Estate Assets

	For the Years Ended December 31,
	2016	2015	2014
Balance, beginning of period	$6,705,982	$5,916,933	$3,923,624
Acquisitions and building improvements	1,597,392	814,235	2,004,742
Dispositions	(77,916)	(11,555)	(11,433)
Write-offs	(5,922)	(13,631)	—
Impairment	(4,970)	—	—
Balance, end of period	$8,214,566	$6,705,982	$5,916,933

Change in Accumulated Depreciation

	For the Years Ended December 31,
	2016	2015	2014
Balance, beginning of period	$(416,044)	$(206,262)	$(62,202)
Depreciation (1)	(260,154)	(223,731)	(144,270)
Dispositions	3,566	318	210
Write-offs	5,922	13,631	—
Balance, end of period	$(666,710)	$(416,044)	$(206,262)

(1)	Depreciation of buildings and improvements is computed on a straight-line basis over estimated useful lives ranging from 3 to 30 years.